Exhibit 10.1

Execution Version

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ALBIREO PHARMA, INC.

AND

ALBIREO AB

AND

SAGARD HEALTHCARE PARTNERS (DELAWARE) LP

DATED AS OF SEPTEMBER 22, 2022

i

ii

Section 9.12	Counterparts	66
Section 9.13	Relationship of the Parties	66
Section 9.14	Remedies	66

Index of Exhibits and Annexes

Exhibit A: Bill of Sale

Annex 1: Collateral Description for Albireo Pharma “Seller/Buyer” Financing Statement

Annex 2: Collateral Description for Albireo AB “Seller/Buyer” Financing Statement

Annex 3: Collateral Description for Albireo Pharma “Debtor/Secured Party” Financing Statement

Annex 4: Collateral Description for Albireo AB “Debtor/Secured Party” Financing Statement

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of September 22, 2022 (this “Agreement”), is made and entered into by and among (i) Sagard Healthcare Partners (Delaware) LP, a Delaware limited partnership (“Buyer”), (ii) Albireo Pharma, Inc., a Delaware corporation (“Albireo Pharma”), and (iii) Albireo AB, a company incorporated under the laws of Sweden with registration number 556737-4631 (each of Albireo Pharma and Albireo AB, a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers are in the business of, among other things, developing and commercializing the Product; and

WHEREAS, Buyer desires to purchase the Sold Assets from Sellers in exchange for payment of the Purchase Price, and Sellers desire to sell the Sold Assets to Buyer in exchange for Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of: (a) fifty percent (50%) or more (or, solely for purposes of Section 5.12(f), [***] percent ([***]%) or more), including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person or (b) the power to direct the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Albireo Pharma” is defined in the preamble

“Anti-Corruption Laws” means all laws, rules, regulations and orders of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means all laws, rules, regulations and orders of any jurisdiction from time to time concerning or relating to terrorism or money laundering, including Executive

Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the U.S. Department of Treasury Office of Foreign Assets Control.

“Authorized Buyer Representatives” means [***].

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.2(b).

“Blended Rate” is defined in Section 5.12(a).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or Toronto, Canada are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Change of Control” means (a) an issuance, sale or exchange of shares (or similar transaction or series of related transactions) of a Seller that results in the voting securities of such Seller outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or the parent of the surviving entity if such surviving entity is wholly owned by such parent) immediately after such transaction or series of related transactions, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of a Seller, (c) consummation of such other arrangement or agreement whereby the shareholders of a Seller with the actual power to appoint a majority of the board of directors (if any) no longer have the actual power, either directly or indirectly, to appoint a majority of the board of directors or (d) a “Change of Control” or any comparable term as defined in any agreement or obligation of a Seller involving, or relating to, any Indebtedness permitted by Section 5.12(a).

“Clinical Trial” means any clinical study involving the administration of a product to a human subject for the purpose of evaluating the safety, efficacy, performance or other characteristic of such product.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Sold Assets hereunder.

“Closing Date” has the meaning set forth in Section 3.1.

“Collateral” is defined in Section 2.1(b).

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion and selling of, and the securing of reimbursement with respect to, the Products in the Product Territory (including the using, importing, exporting, transporting, customs clearance, warehousing, invoicing, selling and offering for sale of the Products, and the handling and delivering of the Products to customers), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority and regulatory compliance with respect to each of the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of the Products.

“Commercially Reasonable Efforts” means [***].

“Competing Product” means [***].

“Compound” means the chemical compound odevixibat (also known as A4250, [***]), [***].

“Confidential Information” is defined in Section 7.1.

“Control Agreement” means a control agreement in favor of Buyer and in form and substance satisfactory to Buyer, among Albireo Pharma, Buyer and Silicon Valley Bank, pursuant to which Buyer obtains “control” (as defined in Article 9 of the UCC) over the Controlled Account.

“Control Agreement Conditions” is defined in Section 3.4(a).

“Controlled Account” is defined in Section 5.18(a).

“Controlled Account Assets” means, collectively, (a) the Controlled Account, (b) all money deposited in or credited to the Controlled Account, (c) all rights to access the books and records relating to or evidencing any of the foregoing and (d) all “proceeds” (as defined in Article 9 of the UCC) (cash or non-cash) of each of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Disclosing Party” is defined in Section 7.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to Buyer by Sellers concurrently with the execution of this Agreement.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person.

“Distributor” means a Third Party that (a) purchases or has the option to purchase the Products in finished form from or at the direction of a Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell the Products (with or without packaging rights) in one or more regions and (c) does not otherwise make any royalty, milestone, profit share or other similar payment to a Seller or its Affiliates based on such Third Party’s sale of the Products. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged the Products supplied in unpackaged bulk form into individual ready-for-sale packs.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Event of Default” means the following:

(a)Non-Payment. Sellers fail to pay any amount to Buyer when and as required to be paid herein pursuant to this Agreement and such failure continues for more than [***] ([***]) Business Days after written notice of such failure is given to Sellers by Buyer.

(b)Certain Covenants. Sellers or any of their Subsidiaries fail to perform or observe any of the terms and conditions set forth in Section 5.1(d), Section 5.12, Section 5.15 or Section 5.18.

(c)Security Interests. The Security Interests granted by Albireo Pharma shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder in favor of Buyer pursuant hereto, or shall be asserted by a Seller not to be a valid, perfected first lien security interest in and to all right, title and interest in, to and under the Collateral granted by Albireo Pharma (or any material portion thereof).

(d)Marketing Approval. There occurs (i) any revocation, withdrawal, suspension or cancellation of any Marketing Approval of any Product which results in Sellers being prevented from marketing or selling such Product in any country located within the Major Markets other than the United States, and such revocation, withdrawal, suspension or cancellation continues for at least [***] ([***]) calendar days or (ii) any revocation, withdrawal, suspension or cancellation of any Marketing Approval of any Product by the FDA which results in Sellers being prevented from marketing or selling such Product in the United States.

(e)Bankruptcy. (i) A Seller or any Subsidiary of a Seller institutes or consents to the institution of any proceeding under any Bankruptcy Law, (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for a Seller or for any Subsidiary of a Seller under any Bankruptcy Law without the application or consent of such

Seller or such Subsidiary, as the case may be, and the appointment continues undischarged or unstayed for [***] ([***]) calendar days, (iii) a Seller or any Subsidiary of a Seller seeks or consents to the appointment under any Bankruptcy Law of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer, (iv) any proceeding under any Bankruptcy Law relating to a Seller or any Subsidiary of a Seller or relating to all or any material portion of the property of a Seller or of any Subsidiary of a Seller is instituted without the consent of such Seller or such Subsidiary, as the case may be, and continues undismissed or unstayed for [***] ([***]) calendar days or an order for relief is entered in any such proceeding, (v) a Seller or any Subsidiary of a Seller makes a general assignment for the benefit of creditors, (vi) a Seller or any Subsidiary of a Seller becomes unable to pay its debts as they become due, or becomes unable to pay or perform under this Agreement, or becomes insolvent, (vi) a Seller is liquidated or dissolved, (vii) any action is taken or proceeding instituted, or any relief is granted, under any non-U.S. laws that are similar to the actions, proceedings and relief described in the immediately preceding clauses (i) through (vi), or (viii) a Seller or any Subsidiary of a Seller shall take any corporate action to authorize any of the foregoing items described in clauses (i) through (vii) above.

(f)Financial Statements; Seller Actions. A Seller or any of its Subsidiaries fails to perform or observe any of the terms and conditions set forth in Section 5.10 or Section 5.11, provided that in the case any such failure is capable of being cured, Sellers and their Subsidiaries shall have [***] ([***]) Business Days after written notice of such failure shall have been given to Sellers by Buyer to cure such failure.

(g)Breach of Obligations. Except as set forth in clause (a), clause (b) and clause (f) above, the breach or default by a Seller or any of its Subsidiaries of any of their obligations, covenants or agreements contained in this Agreement, provided that in the case any such breach or default is capable of being cured, Sellers and their Subsidiaries shall have [***] ([***]) Business Days after written notice of such breach or default shall have been given to Sellers by Buyer to cure such breach or default.

(h)Representations. Any representation or warranty made by a Seller in or pursuant to this Agreement shall have been false or misleading in any material respect when made or when deemed made.

(i)Other Debt. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness permitted by Section 5.12(a) or enables the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof.

“Excluded Assets” means (a) the Included Product Revenue, (b) any and all Specified Agreements and (c) all other Collateral pledged pursuant to Section 2.1(b).

“Existing Confidentiality Agreement” means that certain Confidentiality Agreement, dated [***], by and between Albireo Pharma and Sagard Healthcare Royalty Partners, LP (an affiliate of Buyer).

“Existing In-License” is defined in Section 4.1(h)(i).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“Existing Specified Agreement” is defined in Section 4.1(h)(ii).

“Existing Trademark Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Application Integrity Policy” is defined in Section 4.1(g)(ii).

“GAAP” means generally accepted accounting principles in the United States or under local law, as applicable, in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); or (d) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales.”

“Guarantee Agreement” is defined in Section 5.20.

“IFRS” means International Financial Reporting Standards in effect from time to time.

“Improvements” means any improvement, invention or discovery relating to a Compound or a Product, including any formulation, method of use, or method of manufacture of a Product.

“Included Product Revenue” means (a) Net Sales of all Products and (b) all Other Product Revenue.

“Included Product Revenue Royalty Rate” means, for the purposes of Royalty Payments payable hereunder, (a) prior to Marketing Approval of a Product by the FDA to treat biliary atresia, the tiered percentages of Included Product Revenue set forth in the first chart below and (b) from and after Marketing Approval of a Product by the FDA to treat biliary atresia, the tiered percentages of Included Product Revenue set forth in the second chart below; provided, that the aggregate amount of Royalty Payments, together with any Specified Other Amounts, hereunder shall in no event exceed the Royalty Cap.

Adjusted Payment Tiers Prior to Marketing Approval of a Product by the FDA to Treat Biliary Atresia	Included Product Revenue Royalty Rate
For Included Product Revenue in respect of the Products in the Product Territory in any calendar year up to and including $250,000,000	12.5%
For Included Product Revenue in respect of the Products in the Product Territory in any calendar year in excess of $250,000,000 but less than or equal to $350,000,000	5.0%
For Included Product Revenue in respect of the Products in the Product Territory in any calendar year in excess of $350,000,000	5.0%

Adjusted Payment Tiers from and after Marketing Approval of a Product by the FDA to Treat Biliary Atresia	Included Product Revenue Royalty Rate
For Included Product Revenue in respect of the Products in the Product Territory in any calendar year up to and including $250,000,000	12.5%
For Included Product Revenue in respect of the Products in the Product Territory in any calendar year in excess of $250,000,000 but less than or equal to $350,000,000	5.0%
For Included Product Revenue in respect of the Products in the Product Territory in any calendar year in excess of $350,000,000	1.0%

“In-License” means any license, settlement agreement or other agreement or arrangement between a Seller or any of its Affiliates and any Third Party pursuant to which such Seller or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory. For the avoidance of doubt, the Parties agree that ordinary course, non-exclusive reagent agreements, software agreements, clinical trial agreements, services agreements, sponsorship agreements, material transfer agreements and research agreements shall not be considered In-Licenses.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation and accounts payable incurred in the ordinary course of business and not overdue by more than [***] days), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person if the indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of indebtedness of others, (vii) all capital lease obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations of such Person under any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement, currency swap, forward, future or derivative transactions or other interest or currency exchange rate or commodity price hedging arrangement, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and letters of credit, (xi) any equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person and (xii) all other obligations required to be classified as indebtedness of such Person under GAAP or IFRS; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements.

“Indemnified Party” is defined in Section 6.2.

“Indemnifying Party” is defined in Section 6.2.

“Intellectual Property Rights” means any and all of the following as they exist in the Product Territory in respect of any Compound or Product at any time: (a) the Patent Rights, (b) the Know-How Rights, (c) the Trademark Rights, and (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable (including any non-published and proprietary information or data contained in any Marketing Approval for any Product), in each case of clauses (a)-(d), owned or controlled by a Seller or any of its Affiliates or under which a Seller or any of its Affiliates is or may become empowered to grant licenses, in each case of clauses (a)-(d), that are necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory.

“Intercreditor Agreement” is defined in Section 5.12(a).

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary and confidential information, know-how, discoveries, enhancements, improvements, developments, technical information, and trade secrets, including processes, formulae, models, techniques, operating records, development reports, compositions, manufacturing technology, validations, package specifications, copies of the master batch records (manufacturing and packaging), chemical specifications, chemical and finished goods analytical test methods, stability samples and prototypes, clinical data, safety data and other regulatory information, product and raw material specifications, scale-up and other technical data, reports, documentation and samples (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or controlled by a Seller or any of its Affiliates or under which a Seller or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, Know-How related to Improvements), in each case, that are necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory.

“Knowledge of Seller” means, with respect to each Seller, the actual knowledge of the individuals listed on Schedule 1.1(b) of the Disclosure Schedule, after reasonable due inquiry.

“Licensee” means the counterparty under any Out-License. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including Taxes and reasonable fees and out-of-pocket expenses of counsel.

“Major Markets” means the United States, the United Kingdom and the European Union.

“Marketing Approval” means, an NDA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification, as applicable, necessary or reasonably useful to Commercialize any Product approved by the corresponding Regulatory Authority in the Product Territory, including pricing and reimbursement approvals where required.

“Material Adverse Effect” means

(a)a material adverse effect on the value of the Royalty Payments (including the timing, duration or amount thereof); or

(b)a material adverse effect on (i) a Product in the Product Territory, (ii) any of the Patent Rights claiming the composition of matter of a Product, including a Seller’s rights in or to any such Patent Rights, (iii) any Marketing Approval of a Product or the timing thereof in the Major Markets, (iv) the legality, validity or enforceability of any provision of this Agreement or the other Transaction Documents, (v) the ability of a Seller to perform any of its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby, (vi) the rights or remedies of Buyer under this Agreement or the other Transaction Documents (including the Security Interests (subject to Section 1.2(d)) and Buyer’s rights in, to and under the Revenue Participation Right) (in each instance of this clause (vi), to the extent such rights or remedies have not been specifically waived by Buyer in accordance with Section 9.5) or (vii) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of a Seller, individually, or of Sellers and their Subsidiaries taken as a whole. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, neither the signing by Seller of a definitive written agreement with respect to a Specified Transaction nor the consummation of a Specified Transaction in compliance with Section 5.12(e) shall, in and of itself, constitute a Material Adverse Effect.

“NDA” means a New Drug Application, as defined in Section 505 of the FD&C Act (21 U.S.C. § 355) and the implementing regulations promulgated thereunder by the FDA and codified at 21 C.F.R. Part 314.

“Net Sales” means, for any period, the gross amount invoiced, billed or otherwise recorded for sales of any Product anywhere in the Product Territory, as applicable, for that period by or on behalf of Sellers, any of their Affiliates, any Distributors, any Licensees, any other Specified Counterparties or any sublicensees of any of the foregoing (regardless of tier) (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued (in accordance with GAAP, consistently applied) by a Related Party and not reimbursed by such Third Party, provided that any given amount may be taken as a permitted deduction only once: [***].

For clarity, “Net Sales” will not include (i) sales or dispositions (at no cost or substantially reduced cost) for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, Products used as samples, and Products used in the development of the Products or (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of the Products); provided that the first sale or disposition of a given unit of a Product to a non-Related Party will be included within “Net Sales.”

With respect to sales of a Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of a Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with Sellers’ method for calculating rates of exchange in the preparation of Sellers’ annual financial statements in accordance with GAAP consistently applied. For purposes of determining Net Sales, a Product shall be deemed to be sold when recorded by the applicable Related Party in accordance with GAAP consistently applied. “Net Sales” shall also include the amounts described in Section 5.4(c).

“New York Courts” is defined in Section 9.9(a).

“Orange Book Patents” is defined in Section 5.4(b).

“Other Product Revenue” shall mean all payments, compensation, consideration, proceeds and other amounts that Sellers or any of their Affiliates actually receive from (and is not required to repay or refund to) a Specified Counterparty or any of such Specified Counterparty’s affiliates or sublicensees (regardless of tier) under or pursuant to a Specified Agreement (or any sublicense under or other agreement ancillary to such Specified Agreement), including: [***].

Notwithstanding the foregoing, Other Product Revenue specifically excludes (i) amounts received by Sellers solely in consideration for a Change of Control (and not in respect of any related transaction that constitutes an Out-License or other Specified Agreement), but only if (A) Buyer has delivered a Put Option Notice in respect of such Change of Control in accordance with Section 2.3(b) and (B) Buyer has actually received the Put/Call Payment Amount in respect of such Change of Control in accordance with Section 2.3(b), (ii) any consideration received by Sellers or any of their Affiliates as payment or reimbursement for research costs incurred by Sellers or any of their Affiliates, including costs associated with materials, equipment or clinical testing and (iii) any amount that constitutes Net Sales under clause (a) of the definition of “Included Product Revenue.” If a Specified Agreement involves the granting of Commercialization rights with respect to a Product and also grants rights with respect to any product that is not a Product, then “Other Product Revenue” shall be the amounts of the consideration attributable to the grant of rights with respect to such Product, as reasonably determined by the Parties in good faith.

[***].

“Out-License” means each license, settlement agreement or other agreement, contract or arrangement between a Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which a Seller or any of its Affiliates grants a license, sublicense or similar grant of any Intellectual Property Right that is necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory. For the avoidance of doubt, any co-promotion agreement for the Product within the Product Territory between a Seller or any of its Affiliates and any Third Party shall not be deemed an “Out-License” hereunder.

“Party” means Buyer or any Seller, individually, and “Parties” means Buyer and Sellers collectively.

“Patent Rights” means any and all Patents owned or controlled by a Seller or any of its Affiliates or under which such Seller or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, Patents related to Improvements) that are necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory, as well as existing or future Patents covering any Improvements in any country in the Product Territory.

“Patents” means (i) any and all national, regional and international patents and patent applications, including United States and foreign patents and provisional patent applications; (ii) any patent applications claiming priority or filed from such patents, patent applications or provisional applications or from an application claiming priority to any of these, including continuations, continuations-in-part, divisions, provisionals, converted provisionals, continued prosecution applications, and substitutions; (iii) any patents that have issued or in the future issue from the foregoing patent applications described in clauses (i) and (ii), including utility models, patents of addition, petty patents and design patents and certificates of invention; and (iv) any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including [***].

“Permits” is defined in Section 4.1(g)(vi).

“Permitted Debt” means the following:

(a)	any Indebtedness of Sellers in favor of Buyer arising under this Agreement;
(b)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(c)	guarantees of Sellers and their Subsidiaries in respect of Indebtedness and other obligations of any Seller and of any of its Subsidiaries otherwise permitted hereunder;
(d)

Indebtedness incurred by Sellers or their Subsidiaries consisting of (i) the financing of the payment of insurance premiums, (ii) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business and consistent with past practice, (iii) deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business and consistent with past practice and (iv) customer deposits and advance payments received in the ordinary course of business and consistent with past practice from customers for goods or services purchased in the ordinary course of business and consistent with past practice;

(e)

Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Sellers or any of their Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(f)

Indebtedness in respect of performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees and other similar bonds or guarantees, trade contracts, government contracts and leases, in each case, incurred in the ordinary course of business;

(g)

Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) any treasury management or hedging arrangements entered into in the ordinary course of business;

(h)

(i) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (ii) Indebtedness arising from other cash management services in the ordinary course of business (provided, however, that Indebtedness described in, and permitted by, this clause (h) shall not at any time, individually or in the aggregate, exceed $[***]);

(i)

judgments, decrees, attachments or awards (to the extent that they would be deemed Indebtedness) (provided, however, that Indebtedness described in, and permitted by, this clause (i) shall not at any time, individually or in the aggregate, exceed $[***]);

(j)

Indebtedness in the form of (i) guarantees of loans and advances to officers, directors, consultants, managers and employees, in the ordinary course of business and consistent with past practice and (ii) reimbursements owed to officers, directors, managers, consultants and employees of Sellers or any of their Subsidiaries for business expenses of Sellers or any of their Subsidiaries;

(k)

Indebtedness consisting of obligations to make payments to current or former officers, directors and employees of Sellers or any of their Subsidiaries, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption of equity interests of Sellers or any of their Subsidiaries;

(l)

Indebtedness (i) of a Person existing at the time such Person becomes a Subsidiary of Sellers through the acquisition of the equity interests in such Subsidiary, (ii) assumed in connection with the acquisition of assets from such Person or (iii) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with any of the Sellers or any of their Subsidiaries, in each case, so long as such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger, amalgamation or consolidation, as the case may be (provided, however, that Indebtedness described in, and permitted by, this clause (l) shall not at any time, individually or in the aggregate, exceed $[***]);

(m)

Indebtedness arising from agreements providing for indemnification, holdback, earnout, adjustment of purchase price, working capital adjustments or similar obligations, in each case incurred in connection with the disposition or acquisition of any business or assets of a Seller or any of its Subsidiaries or equity interests of a Subsidiary that is permitted under this Agreement;

(n)

Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case, incurred to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made) (provided, further, however, that Indebtedness described in, and permitted by, this clause (n) shall not at any time, individually or in the aggregate, exceed $[***]);

(o)

Indebtedness incurred in the ordinary course of business with corporate credit cards (including, without limitation, travel and entertainment expenses and similar expenses incurred in the ordinary course of business); and

(p)

intercompany Indebtedness of any of the Sellers or of any of their Subsidiaries owing to any of the Sellers or to any of their Subsidiaries (provided, however, that, the aggregate outstanding balance of Indebtedness described in, and permitted by, this clause (p) in respect of which a Seller is a lender (other than such Indebtedness that constitutes a Permitted Payment) shall at no time exceed $[***]); and

(q)	other unsecured Indebtedness in an amount not to exceed $[***] at any time outstanding.

“Permitted License” means:

(a)[***];

(b)any license or sublicense of any Intellectual Property Right between Sellers; and

(c)any license or sublicense of any Trademark Rights or any copyrights constituting Intellectual Property Rights between Sellers and their Subsidiaries;

provided, that [***].

“Permitted Liens” means the following:

(a)

Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves determined in accordance with GAAP have been established;

(b)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)

rights of any counterparty pursuant to (i) any Existing In-Licenses or (ii) any other In-Licenses that constitute Permitted Licenses, including any interest or title of a counterparty under (A) an Existing In-License or (B) any other In-License that constitutes a Permitted License;

(d)	Liens created in favor of Buyer pursuant to this Agreement;
(e)	any license grant to a Licensee under a Permitted License;
(f)

pledges or deposits made in the ordinary course of business in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(g)

servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, individually and in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of a Seller or any of its Subsidiaries;

(h)

Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(i)	bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;
(j)	Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the ordinary course of business;
(k)	Liens securing capitalized lease obligations and purchase money Indebtedness that, in each case, are permitted under clause (n) of the definition of “Permitted Debt”;
(l)

leasehold interests in leases or subleases and licenses or sublicenses (excluding, in each case, In-Licenses, Out-Licenses and other Specified Agreements) granted in the ordinary course of business and not interfering in any material respect with the business of a Seller or any of its Subsidiaries;

(m)

Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(n)

(A) Liens on cash securing obligations permitted under clause (h) of the definition of “Permitted Debt” and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $[***] at any time;

(o)

Liens on property existing at the time of acquisition of such property, provided, that such Liens (i) were in existence prior to such acquisition and not incurred in contemplation thereof and (ii) do not extend to any other property or assets; and

(p)	additional Liens that do not exceed $[***] in the aggregate.

“Permitted Payments” means the following:

(a)

payments by a Seller in the ordinary course of business to any of its Subsidiaries (other than a Subsidiary that is (x) a Seller, (y) a Subsidiary Guarantor or (z) Elobix AB, in accordance with clause (c) below) to allow such Subsidiaries to pay (i) Taxes, (ii) compensation, benefits and other employee related expenses, and (iii) expenses necessary to maintain such Subsidiaries’ legal existence (provided, however, that the net value of all payments described in, and permitted by, this clause (a), together with the net value of all payments described in, and permitted by, clause (b) below, shall not, individually or in the aggregate, exceed $[***] in any calendar year) (it being understood and agreed that (1) the amount of any payment described in, and permitted by, this clause (a) that constitutes intercompany Indebtedness shall be measured by reference to the aggregate outstanding balance of such Indebtedness and (2) for the calendar year ending December 31, 2022, the dollar limit set forth in this clause (a) shall instead be $[***]);

(b)

payments by a Seller in the ordinary course of business to any of its Subsidiaries (other than a Subsidiary that is (x) a Seller, (y) a Subsidiary Guarantor or (z) Elobix AB, in accordance with clause (c) below) to fund payments to Third Parties that Sellers and/or one or more of their Subsidiaries are otherwise permitted to make under this Agreement (provided, however, that the net value of all payments described in, and permitted by, this clause (b), together with the net value of all payments described in, and permitted by, clause (a) above, shall not, individually or in the aggregate, exceed $[***] in any calendar year) (it being understood and agreed that (1) the amount of any payment described in, and permitted by, this clause (b) that constitutes intercompany Indebtedness shall be measured by reference to the aggregate outstanding balance of such Indebtedness and (2) for the calendar year ending December 31, 2022, the dollar limit set forth in this clause (b) shall instead be $[***]);

(c)

payments by Albireo AB to Elobix AB in the ordinary course of business in connection with Swedish group company tax rules (it being understood and agreed that the amount of any such payments shall not be included in the calculation of any aggregate payment to be determined pursuant to clauses (a) and (b) of this definition);

(d)

payments between Albireo Pharma and Albireo AB (it being understood and agreed that the amount of any such payments shall not be included in the calculation of any aggregate payment to be determined pursuant to clauses (a) and (b) of this definition); and

(e)

all payments between a Seller and a Subsidiary Guarantor or wholly between Subsidiary Guarantors (it being understood and agreed that the amount of any such payments shall not be included in the calculation of any aggregate payment to be determined pursuant to clauses (a) and (b) of this definition, including for any applicable calendar year in which such Subsidiary becomes a Subsidiary Guarantor).

For the purposes of clauses (a) – (e), a “payment” shall be deemed to include intercompany Indebtedness pursuant to which a Seller is the lender. The Parties hereby acknowledge and agree that (I) clauses (a), (b), (c) and (d) above may be modified by mutual agreement of the Parties, and (II) other payments not described in, nor permitted by, clauses (a), (b), (c) and (d) above may be made, in each case with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Buyer hereby agrees to respond to any written request for such consent [***] following Buyer’s receipt of such written request from the Sellers for such consent and that any failure by Buyer to so respond shall be deemed consent.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Phase 2 Clinical Trial” means a Clinical Trial of one or more products that is designed to be conducted on a sufficient number of patients with the disease or condition for which the product is being developed for, and that generally provides for making a preliminary determination of whether such product(s) is safe for its intended use and to obtain information about such product(s)’ efficacy, in a manner that meets the requirements of 21 C.F.R. § 312.21(b) (or its successor regulation), or a similar Clinical Trial prescribed by the applicable Regulatory Authority(ies) in a country outside the United States, to permit the design of further Clinical Trials of such product(s) (regardless of whether such Clinical Trial is denominated “Phase 2,” “Phase 1/2a,” “Phase 1/2b,” “Phase 2/2b” or otherwise denominated).

“Pivotal/Phase 3 Clinical Trial” means a pivotal, registration-enabling, randomized and controlled Clinical Trial of one or more products with a defined dose or a set of defined doses of such product(s), which is designed to be conducted on a sufficient number of patients with the disease or condition for which the product is being developed for ascertaining the efficacy and safety of the intended use of such product(s), in a manner that meets the requirements of 21 C.F.R. § 312.21(c), or a similar Clinical Trial prescribed by the applicable Regulatory Authority(ies) in a country outside the United States.

“Post-Closing Specified Transaction Notice” is defined in Section 5.12(e)(ii).

“Pre-Closing Specified Transaction Notice” is defined in Section 5.12(e)(i)(C).

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” and “Products” means, individually and collectively, any and all pharmaceutical products, including all forms, presentations, strengths, doses and formulations (including any method of delivery), containing the Compound alone or in combination with at least one other therapeutically active ingredient. For the avoidance of doubt, “Product” shall include odevixibat (also known as A4250, [***]) [***].

“Product Exit” a sale, Out-License or other form of Disposition of any Product by a Seller within the United States. For the avoidance of doubt, neither (i) a Change of Control nor (ii) [***] shall be deemed a “Product Exit” hereunder.

“Product Rights” means any and all of the following, as they exist throughout the Product Territory at any time: [***].

“Product Territory” means, solely with respect to the Products, the entire world.

“Purchase Price” is defined in Section 2.2.

“Put Option Event” is defined in Section 2.3(b).

“Put Option Notice” is defined in Section 2.3(b).

“Put/Call Payment Amount” means:

(a) on or before the third anniversary of the Closing Date, an amount equal to one hundred thirty percent (130%) of the Purchase Price less the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or any Buyer Indemnified Party) pursuant to this Agreement as of the Business Day prior to the date that Sellers actually wire such amount to Buyer pursuant to Section 2.3 or Section 5.12(e);

(b) after the third anniversary of the Closing Date but on or before the fourth anniversary of the Closing Date, an amount equal to one hundred forty-five percent (145%) of the Purchase Price less the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or any Buyer Indemnified Party) pursuant to this Agreement as of the Business Day prior to the date that Sellers actually wire such amount to Buyer pursuant to Section 2.3 or Section 5.12(e);

(c) after the fourth anniversary of the Closing Date but on or before the fifth anniversary of the Closing Date, an amount equal to one hundred sixty-five percent (165%) of the Purchase Price less the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or any Buyer Indemnified Party) pursuant to this Agreement as of the Business Day prior to the date that Sellers actually wire such amount to Buyer pursuant to Section 2.3 or Section 5.12(e); or

(d) after the fifth anniversary of the Closing Date, an amount equal to two hundred percent (200%) of the Purchase Price less the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or any Buyer Indemnified Party) pursuant to this Agreement as of the Business Day prior to the date that Sellers actually wire such amount to Buyer pursuant to Section 2.3 or Section 5.12(e).

“Receiving Party” is defined in Section 7.1.

“Register” is defined in Section 9.4(b).

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Exclusivity Period” shall mean, with respect to any Product in any country in the Product Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Product.

“Related Party” is defined in the definition of “Net Sales.”

“Reports” is defined in Section 5.1(a).

“Representative” means, with respect to any Person, (a) any direct or indirect equityholder, member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential financing providers, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Right” means the right to receive the Royalty Payments payable with respect to Included Product Revenue during the period from (and including) the Closing Date through (and including) the Royalty Termination Date.

“ROFO Notice” is defined in Section 5.16.

“ROFO Period” is defined in Section 5.16.

“Royalty Cap” means one hundred sixty percent (160%) of the Purchase Price; provided that if the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or any Buyer Indemnified Party) pursuant to this Agreement is less than one hundred sixty percent (160%) of the Purchase Price as of December 31, 2028, then the Royalty Cap shall mean two hundred percent (200%) of the Purchase Price.

“Royalty Payments” means, for each calendar month through the end of the calendar month in which the Royalty Termination Date occurs, an amount payable to Buyer equal to the amount of all aggregate Included Product Revenue during such calendar month, multiplied by the applicable Included Product Revenue Royalty Rate. For the avoidance of doubt, the Royalty

Payments, together with any Specified Other Amounts, in the aggregate, shall not exceed the Royalty Cap.

“Royalty Report” is defined in Section 5.2(b).

“Royalty Termination Date” means the date on which the aggregate amount of the Royalty Payments, together with any Specified Other Amounts, actually received by Buyer (or any Buyer Indemnified Party) pursuant to this Agreement equals the Royalty Cap.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by a Seller, any of its Affiliates or any Regulatory Authority, relating to an alleged lack of safety or regulatory compliance of any Product.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by U.S. Department of Treasury Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Interests” is defined in Section 2.1(b).

“Seller” is defined in the preamble.

“Seller Bankruptcy Event of Default” means any event with respect to a Seller described in clause (e) of the definition of “Event of Default” herein.

“Seller Indemnified Parties” is defined in Section 6.1(b).

“Senior Lenders” is defined in Section 5.12(a).

“Senior Secured Debt Facility” is defined in Section 5.12(a).

“Sold Assets” means the Revenue Participation Right and all Royalty Payments, including (a) all “accounts,” “payment intangibles,” “instruments,” “chattel paper,” “checks,” “money” and “investment property” (each as defined in Article 9 of the UCC) constituting, relating to, evidencing or underlying (I) the Revenue Participation Right, (II) the Royalty Payments or (III) “proceeds” (as defined in Article 9 of the UCC) of the Revenue Participation Right or the Royalty Payments, (b) all rights to access the books and records relating to or evidencing any of the foregoing and (c) all “proceeds” (as defined in Article 9 of the UCC) (cash or non-cash) of each of the foregoing; provided, that the Sold Assets (i) shall not include Products, general intangibles relating to the Products or any intellectual property used or embedded in any Product, but (ii) for the avoidance of doubt, shall include all “proceeds” (as defined in Article 9 of the UCC) of the Products, of such general intangibles and of such intellectual property that constitute the Revenue Participation Right, constitute the Royalty Payments or constitute any of the assets described in the foregoing clauses (a), (b) or (c).

“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair saleable value of such Person’s assets is greater than the total sum of its Indebtedness, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of such Person’s assets is greater than the amount that would be required to pay its probable liabilities on its existing Indebtedness, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its Indebtedness, liabilities and other obligations, including contingent obligations, as they mature, (iv) such Person is not rendered insolvent (within the meaning of any applicable law or otherwise), (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (vi) such Person will be able to pay its Indebtedness, liabilities, obligations and other commitments as they mature and (vii) such Person is not subject to any event described in clause (e) of the definition of “Event of Default” herein.

“Source of Sales Information” is defined in Section 5.2(b).

“Specified Agreements” means any and all (i) In-Licenses, (ii) Out-Licenses, (iii) agreements, contracts and arrangements with Distributors and (iv) other agreements, contracts and arrangements (including promotion agreements, co-promotion agreements, supply agreements and manufacturing agreements) that are necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory. [***].

“Specified Assets” is defined in Section 5.12(a).

“Specified Counterparties” means the Third Parties that are party to any and all Specified Agreements.

“Specified Other Amounts” means amounts actually paid by or on behalf of Sellers to or on behalf of any Buyer Indemnified Party (excluding attorneys’ fees) in respect of claims for indemnification under Article 6 of any Buyer Indemnified Party against a Seller or its Affiliates arising or relating to, or in connection with, any breach of this Agreement by Sellers hereunder (except to the extent such amounts are paid to make any Buyer Indemnified Party whole with respect to an out-of-pocket Loss incurred by any Buyer Indemnified Party). For the avoidance of doubt, amounts constituting late fees pursuant to Section 5.2(a) are not “Specified Other Amounts” and shall not be credited towards the Royalty Cap.

“Specified Transaction” is defined in Section 5.12(e)(i).

“SSDF Option” is defined in Section 5.16.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by such Person directly or indirectly through one or more intermediaries. For purposes hereof, a Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Subsidiary Guarantor” is defined in Section 5.20.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is neither a Seller nor an Affiliate of a Seller.

“Third Party Claim” is defined in Section 6.2(a).

“Trademark” means any trademark, service mark, trade names, trade dress, word, name, symbol, color, logo, slogan, designation or device, or any combination thereof, that functions as an identifier of the source or origin of goods or services, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered, including the goodwill associated with each of the foregoing and all registrations and applications for registration of any of the foregoing.

“Trademark Rights” means any and all Trademarks owned or controlled by a Seller or any of its Affiliates or under which such Seller or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, Trademarks related to Improvements) necessary or reasonably useful for the research, development, manufacture, supply, testing, seeking or obtaining regulatory approval (including Marketing Approval), use, distribution or Commercialization of the Compound or any Product in any country in the Product Territory.

“Transaction Documents” means this Agreement, the Bill of Sale and the Control Agreement.

“True Up Date” is defined in Section 2.3(e).

“True Up Payment” is defined in Section 2.3(e).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the Security Interests or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Update Report” is defined in Section 5.1(a).

Section 1.2Certain Interpretations.

(a)Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(i)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(ii)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(iii)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)references to a Person are also to its permitted successors and permitted assigns;

(v)definitions are applicable to the singular as well as the plural forms of such terms;

(vi)references to an “Article,” “Section”, “Annex” or “Exhibit” refer to an Article or Section of, or an Annex or Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(vii)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(viii)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

(ix)references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in this Agreement) and include any annexes, exhibits and schedules attached thereto.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(c)The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (i) the corresponding section or paragraph in Article 4 and (ii) other sections or paragraphs in Article 4 to which its relevance is reasonably apparent from a reading of such disclosure. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would reasonably be expected to result in a Material Adverse Effect, or is outside the ordinary course of business.

(d)Notwithstanding anything herein to the contrary, the Parties acknowledge that Albireo AB has not and will not be obligated to perfect any security interest granted hereunder (except to the extent any such security interest can be perfected by the filing of financing statements with the Washington, DC Recorder of Deeds), and neither any breach of representation or warranty nor any default under this Agreement on the part of the Sellers shall result therefrom.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE INTEREST

Section 2.1Purchase, Sale and Assignment.

(a)At the Closing and upon the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Sold Assets, free and clear of all Liens (except for any Liens contemplated by clause (d) of the definition of Permitted Liens). Immediately upon the Closing pursuant to this Section 2.1, all of Sellers’ respective right, title and interest in and to the Sold Assets shall terminate, and all such right, title and interest in and to the Sold Assets shall vest in Buyer.

(b)It is the intention of the Parties that the sale, transfer, assignment and conveyance of the Sold Assets contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Sellers to Buyer of all of Sellers’ respective right, title and interest in and to the Sold Assets. Neither Sellers nor Buyer intend the transactions contemplated by this Agreement to be characterized or treated as (other than for financial reporting, accounting and tax purposes) a loan from Buyer to Sellers or a financing transaction or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Sold Assets (including any “proceeds” (as such term is defined in the UCC) thereof) shall not be part of either Seller’s estate in the event of the filing of a petition by or against a Seller under any Bankruptcy Laws. Each Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the transfer of the Sold Assets contemplated herein does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Sellers to Buyer of all of Sellers’ right, title and interest in and to the Sold Assets (including, for the avoidance of doubt, such amounts received from Licensees, Distributors, other Specified Counterparties or other Related Parties and constituting a part of the Royalty Payments) under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against Sellers in any bankruptcy or insolvency proceeding relating to Sellers. Accordingly, Sellers shall treat the sale, transfer, assignment and conveyance of the Sold Assets as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and each Seller hereby authorizes Buyer and the agents and representatives of the Parties hereto (for purposes of Section 9-509 of the UCC) to file financing statements (and continuation statements with respect to such financing statements when applicable) naming Sellers as the debtors/sellers in respect to the Sold Assets, and naming Buyer as the secured party/buyer in respect to the Sold Assets, with a description of collateral as set forth in Annex 1 hereto (for the financing statement against Albireo) and with a description of collateral as set forth in Annex 2 hereto (for the financing statement against Albireo AB). Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Buyer in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, each Seller does hereby grant to Buyer, as security for the payment, observance and performance of Sellers’ obligations under this Agreement (including, for the avoidance of doubt, (I) Sellers’ obligation to make payments of the Put/Call Payment Amount pursuant to Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 5.12(e), (II) Sellers’ obligation to make payments of the Royalty Payments pursuant to Section 5.2(a) and (III) Sellers’ obligation to make the True Up Payments pursuant to Section 2.3(e)), a first lien security interest in and to all of Sellers’ right, title and interest in, to and under the Sold Assets. In addition, in light of Sellers’ payment and other obligations under this Agreement, Albireo Pharma does hereby further grant to Buyer, as security for the payment, observance and performance of such obligations of Sellers (including, for the avoidance of doubt, (A) Sellers’ obligation to make payments of the Put/Call Payment Amount pursuant to Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 5.12(e), (B) Sellers’ obligation to make payments of the Royalty Payments pursuant to Section 5.2(a) and (C) Sellers’ obligation to make the True Up Payments pursuant to Section 2.3(e)), a first lien security interest in and to all of Albireo Pharma’s right, title and interest in, to and under the Controlled Account Assets. The security interests granted in the two immediately preceding sentences are referred to herein collectively as the “Security Interests.” The Sold Assets together with the Controlled Account Assets are referred to herein collectively as the “Collateral.” Each Seller hereby authorizes Buyer and the agents and representatives of the Parties hereto (for purposes of Section 9-509 of the UCC), from and after the Closing Date, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect the Security Interests, with a description of collateral as set forth in Annex 3 hereto (for the financing statement against Albireo) and with a description of collateral as set forth in Annex 4 hereto (for the financing statement against Albireo AB). Notwithstanding such authorization, Sellers shall ensure, at Sellers’ expense, that the Security Interests (i) granted by Albireo Pharma in the Collateral is and remains perfected as of the Closing and at all times thereafter until the Royalty Termination Date and (ii) granted by Albireo AB in the Sold Assets is and remains perfected (to the extent such Security Interest can be perfected by the filing of financing statements with the Washington, DC Recorder of Deeds) as of the Closing and at all times thereafter until the Royalty Termination Date. Sellers shall provide Buyer written evidence of all filed financing statements with respect to the Security Interests granted by Sellers (with appropriate continuations as applicable): (x) promptly following the Closing Date, (y) at Buyer’s written request, at least [***] days prior to the [***] anniversary of the Closing Date and each [***] anniversary thereafter until the Royalty Termination Date (and shall, in each such case described in this clause (y), include evidence of the filing of appropriate continuation statements to continue such perfection beyond such [***] anniversary) and (z) at other times upon the reasonable written request of Buyer (which shall be no more than [***]). Notwithstanding the foregoing, Sellers shall have no obligation to file any amendment to any financing statement to reflect a change in Buyer’s name or address and shall not be deemed to represent and warrant to any such change.

Section 2.2Purchase Price. Upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to Sellers for the sale, transfer, assignment and conveyance to Buyer of the Sold Assets is $115,000,000 (the “Purchase Price”). At the Closing, subject to the satisfaction (or waiver by Buyer in accordance with Section 9.5) of Section 3.2, Buyer shall pay (or cause to be paid) to Sellers the Purchase Price in cash (by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers). The Purchase Price shall be non-creditable and non-refundable, and notwithstanding anything to the contrary herein, the Purchase Price shall not be subject to any withholding or offset or reduction for any Tax.

Section 2.3Buyout.

(a)Call Option. At any time after the Closing Date, Sellers may elect to purchase the remainder of the Sold Assets from Buyer in full for an amount equal to the applicable Put/Call Payment Amount, and upon such payment to Buyer of such Put/Call Payment Amount by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers, no further payments of the Sold Assets shall be due to Buyer hereunder and the Royalty Termination Date shall be deemed to have occurred.

(b)Put Option. Following the occurrence of any of (i) the signing of a definitive written agreement with respect to a Product Exit (it being understood that, for the avoidance of doubt, the signing of a definitive written agreement with respect to a Specified Transaction shall not constitute a Product Exit and shall not constitute a Put Option Event (as defined below), but that the consummation of such Specified Transaction other than in compliance with Section 5.12(e) shall constitute a Product Exit and shall constitute a Put Option Event), (ii) a Change of Control or (iii) an Event of Default other than a Seller Bankruptcy Event of Default (each of the foregoing events set forth in clauses (i), (ii) and (iii), a “Put Option Event”), Buyer may elect by notification to Sellers in writing (a “Put Option Notice”) to sell the remainder of the Sold Assets to Sellers in exchange for an amount in cash equal to the Put/Call Payment Amount. In the event that Buyer delivers a Put Option Notice to Sellers, then upon the later of (i) the occurrence of the applicable Put Option Event and (ii) the date that is [***] ([***]) Business Days following receipt of a Put Option Notice from Buyer, Sellers shall pay to Buyer the Put/Call Payment Amount by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers. Upon such payment by Sellers to Buyer of the Put/Call Payment Amount, no further payments of the Sold Assets shall be due to Buyer hereunder and the Royalty Termination Date shall be deemed to have occurred. With respect to any Put Option Event, if Buyer does not deliver a Put Option Notice to Sellers within one hundred eighty (180) days after Buyer’s receipt of written notice from Sellers (in accordance with Section 5.1(d) hereof) of the occurrence of such Put Option Event, then Buyer’s right to deliver a Put Option Notice with respect to such Put Option Event shall terminate at the end of such one hundred eighty (180) day period. The Put/Call Payment Amount due in respect of any Put Option Event shall be fully earned on the Closing Date.

(c)Seller Bankruptcy Event of Default. If a Seller Bankruptcy Event of Default occurs, the Put/Call Payment Amount shall automatically (without any action or notice by Buyer) be due and payable immediately upon the occurrence of such Seller Bankruptcy Event of Default, and Sellers shall pay to Buyer the Put/Call Payment Amount by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers. The Put/Call Payment Amount due in respect of a Seller Bankruptcy Event of Default shall be fully earned on the Closing Date.

(d)Other Remedies Upon Event of Default. If an Event of Default has occurred and is continuing, Buyer may, without further notice to Sellers, exercise all remedies available at law or in equity in respect of the Collateral, including (i) exercising any and all rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and (ii) directing Sellers and their Subsidiaries to assemble and deliver the Collateral as directed by Buyer, notifying any Third Party holding such Collateral (or portion thereof) of Buyer’s rights in such Collateral (or portion) and directing such Third Party to transfer such Collateral or make payments in respect thereof to Buyer (and each Seller hereby consents to such transfer or payment).

(e)True Up Payment. If the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or Buyer Indemnified Parties) pursuant to this Agreement is less than two hundred percent (200%) of the Purchase Price as of December 31, 2036 (the “True Up Date”), Sellers will purchase the remainder of the Sold Assets from Buyer in full for an amount equal to the Royalty Cap less the aggregate amount of all of the Royalty Payments and Specified Other Amounts actually received by Buyer (or Buyer Indemnified Parties) pursuant to this Agreement as of the True Up Date (the “True Up Payment”), and no further payments of the Sold Assets shall be due to Buyer hereunder, and the Royalty Termination Date shall be deemed to have occurred as of the True Up Date. The True Up Payment shall be paid by Sellers in [***] ([***]) equal installments payable on each of [***] (and if any such date is not a Business Day, then on the immediately preceding Business Day), in each case, by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers.

Section 2.4No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Sold Assets and is not assuming any liability or obligation of Sellers of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 2.5Certain Seller Payment Obligations. Sellers’ obligations to pay the True Up Payments and the Put/Call Payment Amount if and when they may become due under this Agreement (including, for the avoidance doubt, if and when the Put/Call Payment Amount becomes due under Section 5.12(e) hereof) shall be absolute. The Parties agree that the True Up Payments and Put/Call Payment Amount, if and when due, shall be presumed to be the liquidated damages sustained by Buyer, and the Parties agree that such presumption is reasonable under the circumstances currently existing. Sellers expressly waive (to the fullest extent they may lawfully do so) the provisions of any present or future applicable law that prohibits or may prohibit the collection of the True Up Payments or the Put/Call Payment Amount by Buyer. Sellers agree (to the fullest extent that they may lawfully do so) that (i) each of the True Up Payments and the Put/Call Payment Amount are reasonable and are the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) each of the True Up Payments and the Put/Call Payment Amount shall be payable notwithstanding the then-prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Buyer, on the one hand, and Sellers, on the other hand, giving specific consideration in the transactions contemplated hereby for such agreement to pay the True Up Payments and the Put/Call Payment Amount as a charge (and not interest) to the extent they become due and (iv) Sellers shall be estopped from claiming differently than as agreed to in this Section 2.5. Sellers expressly acknowledge that their agreement to pay each of the True Up Payments and the Put/Call Payment Amount to Buyer if and when they may become due as herein described is a material inducement to Buyer to pay the Purchase Price.

Section 2.6Joint and Several Liability of Sellers. Notwithstanding anything to the contrary in this Agreement but subject to Section 1.2(d), (a) the representations, warranties, covenants, agreements and obligations of a Seller or of Sellers under this Agreement shall be joint and several and (b) Sellers shall be jointly and severally liable for any and all liabilities of a Seller or of Sellers under this Agreement (including in respect of any Losses). Notwithstanding anything to the contrary in this Agreement, (i) Sellers acknowledge and agree that Sellers prepare consolidated financial statements and each Seller will obtain benefits from the incurrence of obligations under this Agreement and the consummation of the transactions contemplated by the Transaction Documents, and accordingly each Seller desires to execute this Agreement and agree to the joint and several liability referred to in the immediately preceding sentence to induce Buyer to enter into this Agreement and consummate the transactions contemplated by the Transaction Documents, and (ii) Albireo Pharma represents, warrants, confirms and agrees that the provisions of the Swedish Companies Act referred to in Section 2.7 below do not apply to, and do not affect, (A) Albireo Pharma’s joint and several liability set forth in the first sentence of this Section 2.6 (including Albireo Pharma’s joint and several liability in respect of Albireo AB’s representations, warranties, covenants, agreements and obligations under this Agreement) or (B) Albireo Pharma’s grant of security interests in the Sold Assets and in the Controlled Account Assets pursuant to Section 2.1(b) hereof (or the legality, validity, enforceability, priority or perfection thereof).

Section 2.7Swedish Law Limitations. Notwithstanding anything to the contrary in this Agreement, the obligations and liabilities of Albireo AB under this Agreement and the other Transaction Documents shall be limited if and to the extent required by an application of the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) regulating (i) distribution of assets (Chapter 17, Sections 1-4 (or their equivalents from time to time)) (including profits and dividends and any other form of transfer of value (Sw. värdeöverföring) within the meaning of the Swedish Companies Act) and/or (ii) prohibited loans, guarantees and security (Chapter 21, Section 1-3 (or their equivalents from time to time)) and it is agreed that the obligations and liabilities of Albireo AB only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

ARTICLE 3

CLOSING AND PAYMENT OF PURCHASE PRICE

Section 3.1Closing. The Closing shall take place at 10:00 a.m. New York City time on the date hereof, or at such other time and date as Buyer and Sellers may mutually agree. Buyer and Sellers expect to exchange documents electronically, and Buyer and Sellers shall not be required to appear at any specific physical location to effect the Closing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.2Seller Closing Deliverables. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date, including the obligation of Buyer to deliver (or cause to be delivered) payment of the Purchase Price to Sellers in accordance with Section 2.2, is subject to the satisfaction (or waiver by Buyer in accordance with Section 9.5) of the following conditions:

(a)Sellers shall have delivered to Buyer a counterpart to this Agreement duly executed by Sellers;

(b)Sellers shall deliver to Buyer a counterpart to a bill of sale evidencing the sale, transfer, assignment and conveyance of the Sold Assets to Buyer in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Sellers;

(c)Sellers shall deliver to Buyer a counterpart to the Control Agreement duly executed by Albireo Pharma, and Buyer shall have received a counterpart to the Control Agreement duly executed by Silicon Valley Bank;

(d)Sellers shall deliver or cause to be delivered to Buyer (i) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to Sellers, (ii) an opinion of Advokatfirman Vinge KB, Swedish counsel to Sellers and (iii) an opinion of Shartsis Friese LLP, California counsel to Sellers, in each case, dated the Closing Date and in form and substance satisfactory to Buyer;

(e)each Seller shall deliver to Buyer a certificate of an officer of such Seller, dated as of the Closing Date, certifying as to (i) such Seller’s organizational documents, (ii) the attached thereto copies of resolutions adopted by such Seller authorizing the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby and (iii) the incumbency and signature of each officer of such Seller executing this Agreement and the other Transaction Documents to which such Seller is a party;

(f)Sellers shall have filed financing statements in such manner and such jurisdictions as are necessary or appropriate to perfect the Security Interests granted by Sellers as described in Section 2.1(b) and shall have provided evidence of such filings to Buyer (provided, however, with respect to Albireo AB, financing statements need only be filed with the Washington, DC Recorder of Deeds);

(g)Buyer shall have received copies, dated as of a recent date, of lien searches on Sellers, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, concurrently with the Closing, will be terminated or released;

(h)Sellers shall have provided to Buyer evidence of (i) the payoff and termination of all obligations under the Loan and Security Agreement, dated as of June 8, 2020, among Sellers, the other borrowers from time to time party thereto, the lenders from time to time party thereto and Hercules Capital, Inc. and (ii) all UCC-3 termination statements, terminations and other releases evidencing the termination of all security interests thereunder;

(i)each Seller shall deliver to Buyer a valid, properly executed Internal Revenue Service Form W-9 or Form W-8, as applicable, establishing a complete exemption from U.S. federal withholding tax (including backup withholding) in respect of amounts payable to Sellers under this Agreement; and

(j)Albireo Pharma shall deliver to Buyer a certificate of good standing with respect to Albireo Pharma, dated as of the Closing Date, certified by the Secretary of State of the State of Delaware.

Section 3.3Buyer Closing Deliverables. The obligation of Sellers to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by Sellers in accordance with Section 9.5) of the following conditions:

(a)Buyer shall have delivered to Sellers a counterpart to this Agreement duly executed by Buyer;

(b)Buyer shall deliver to Sellers a certificate of an officer or other authorized signatory of Buyer, dated as of the Closing Date, certifying as to (i) Buyer’s organizational documents, (ii) the attached thereto copies of resolutions adopted by Buyer authorizing the execution and delivery by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby and (iii) the incumbency and signature of each officer (or officers) or other authorized signatory (or authorized signatories) of such Buyer executing this Agreement and the other Transaction Documents;

(c)Buyer shall deliver to Sellers a valid, properly executed Internal Revenue Service Form W-9 establishing a complete exemption from U.S. federal withholding tax (including backup withholding) in respect of amounts payable to Buyer under this Agreement; and

(d)Buyer shall deliver to Sellers a counterpart to the Bill of Sale, duly executed by Buyer.

Section 3.4Control Agreement Conditions. Notwithstanding anything to the contrary in this Agreement, the Parties have agreed as follows:

(a)If all conditions described in Section 3.2 and Section 3.3 have been satisfied on the date hereof, with the exception of the conditions set forth in Section 3.2(c) and Section 3.2(d)(iii) (the “Control Agreement Conditions”), then the parties will sign this

Agreement and the Bill of Sale and the Closing will be deemed to have occurred on the date hereof; provided, however, that Buyer will not be obligated to pay the Purchase Price on the date hereof, unless and until such time on the date hereof as the Control Agreement Conditions have been satisfied.

(b)If the Control Agreement Conditions have not been satisfied by 3:00 pm (New York time) on the date hereof, this Agreement and the Bill of Sale shall automatically terminate (without the need for any Party to take any action), and will be void and of no further force and effect, all without liability of any Party to any other Party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1Sellers’ Representations and Warranties. Except as set forth on the Disclosure Schedule attached hereto, each Seller represents and warrants to Buyer that as of the date hereof:

(a)Existence. Such Seller is, in the case of Albireo Pharma, a corporation duly incorporated and validly existing under the laws of the State of Delaware and, in the case of Albireo AB, a company duly incorporated and validly existing under the laws of Sweden. Such Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Authorization. Such Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of such Seller.

(c)Enforceability. This Agreement and the other Transaction Documents to which such Seller is a party has been duly executed and delivered by an authorized officer of such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws or articles of association (as applicable) of such Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to such Seller or the Sold Assets, (iii) contravene or conflict with or constitute a default under any Existing Specified Agreement or any Marketing Approval binding upon or applicable to such Seller or the Sold Assets or (iv) contravene or conflict with or constitute a material default under any contract or other agreement (other than those referred to in the immediately preceding clause (iii)) binding upon or applicable to such Seller or the Sold Assets.

(e)Consents. Except for the UCC financing statements contemplated by Section 2.1(b), or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by such Seller in connection with (i) the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is a party, (ii) the performance by such Seller of its obligations under this Agreement and the other Transaction Documents to which it is a party or (iii) the consummation by such Seller of any of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

(f)No Litigation. Neither such Seller nor any of its Affiliates is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of Seller, no such action, suit, investigation or proceeding has been threatened against such Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)Compliance.

(i)All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of such Seller, were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of Seller, any material updates, changes, corrections or modifications to such applications, submissions, information or data required under applicable laws or regulations to be made by or on behalf of such Seller have been submitted to the necessary Regulatory Authorities.

(ii)Neither such Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” (the “FDA Application Integrity Policy”), or similar policies implemented and enforced by the FDA, EMA or comparable foreign Regulatory Authorities. Neither such Seller, nor, to the Knowledge of Seller, any of its officers, employees, contractors or agents is the subject of any pending or, to the Knowledge of Seller, threatened investigation by the FDA, EMA or any other Regulatory Authority that could reasonably result in the invocation of the FDA Application Integrity Policy or any similar policy by any Regulatory Authority.

(iii)Such Seller has provided to Buyer prior to the date hereof in a data room available to Buyer true and correct copies or summaries of all material written communications sent or received by such Seller and any of its Affiliates to or from any Regulatory Authorities in the Product Territory that relate to the Products since [***].

(iv)None of such Seller, any of its Affiliates and, to the Knowledge of Seller, any Third Party manufacturer of a Product, has received from the FDA a “Warning Letter,” Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority in the Product Territory with regard to any Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to such Seller or such Affiliate would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)Since [***], (A) there have been no Safety Notices with respect to a Product issued in the Product Territory, (B) to the Knowledge of Seller, there are no unresolved Product complaints with respect to a Product which if validated would result in a Material Adverse Effect and (C) to the Knowledge of Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to a Product or (2) a material change in the labeling of a Product in the Product Territory. Since [***], neither such Seller nor any of its Affiliates has experienced any failures in the manufacturing of a Product for clinical use or commercial sale in the Product Territory that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failures occurred again, a Material Adverse Effect.

(vi)Such Seller possesses all material permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, including all such material permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA, EMA or any other Regulatory Authority (collectively, “Permits”). Such Seller has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any Permit. Neither such Seller nor, to the Knowledge of Seller, any officer, employee or agent of such Seller has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entity, (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation administered by any Regulatory Authority. To the Knowledge of Seller, neither such Seller nor any of its officers, employees, contractors, agents or Specified Counterparties has made an untrue statement of material fact on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA, EMA or any similar Regulatory Authority.

(vii)Such Seller is and has been in compliance with all applicable laws administered or issued by the FDA, EMA or any similar Regulatory Authority, including the FD&C Act, applicable requirements in FDA and EMA regulations, any applicable orders issued by the FDA, EMA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the Products, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h)Specified Agreements.

(i)In-Licenses. Except as set forth on Schedule 4.1(h)(i) of the Disclosure Schedule, there are no In-Licenses (any In-License set forth on Schedule 4.1(h)(i) of the Disclosure Schedule, an “Existing In-License”). A true, correct and complete copy of each Existing In-License has been provided to Buyer by Sellers in a data room available to Buyer. Neither such Seller nor, to the Knowledge of Seller, the respective counterparty thereto has made or entered into any amendment, supplement or modification to any provision of any Existing In-License or granted any waiver under any material provision of any Existing In-License (other than any such amendment, supplement, modification or waiver that has been provided to Buyer in a data room available to Buyer).

(ii)Other Specified Agreements. Except as set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, there are no Specified Agreements in the Product Territory (any Specified Agreement set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, an “Existing Specified Agreement”). A true, correct and complete copy of each Existing Specified Agreement has been provided to Buyer by such Seller in a data room available to Buyer. Neither such Seller nor, to the Knowledge of Seller, the respective counterparty thereto has made or entered into any amendment, supplement or modification to any provision of any Existing Specified Agreement or granted any waiver under any material provision of any Existing Specified Agreement (other than any such amendment, supplement, modification or waiver that has been provided to Buyer in a data room available to Buyer).

(iii)Validity and Enforceability. Each Existing Specified Agreement (including each Existing In-License) to which such Seller is a party is a valid and binding obligation of such Seller and, to the Knowledge of Seller, the counterparty thereto. Each Existing Specified Agreement to which such Seller is a party is enforceable against such Seller and, to the Knowledge of Seller, each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Such Seller has not received any written notice in connection with any Existing Specified Agreement challenging the validity or enforceability or interpretation of any provision of such agreement.

(iv)No Termination. Such Seller has not (A) given notice to a counterparty of the termination of any Existing Specified Agreement (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing Specified Agreement or (B) received from a counterparty thereto any written notice of termination of any Existing Specified Agreement (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing Specified Agreement.

(v)No Breaches or Defaults. No material breach or default under any provision of any Existing Specified Agreement exists or has occurred, either by such Seller or, to the Knowledge of Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by such Seller or, to the Knowledge of Seller, by the respective counterparty to such agreement.

(vi)Payments Made. Such Seller has made all payments to the respective counterparty of each Existing Specified Agreement required under each Existing Specified Agreement as of the date hereof and the respective counterparty of each Existing Specified Agreement has made all payments to such Seller required under each Existing Specified Agreement as of the date hereof.

(vii)No Assignments. Such Seller has not consented to any assignment by the counterparty to any Existing Specified Agreement of any of its rights or obligations under any such Existing Specified Agreement and, to the Knowledge of Seller, the counterparty has not assigned any of its rights or obligations under any such Existing Specified Agreement to any Person. Such Seller has not assigned, in whole or in part, and has not granted any Liens upon or security interests with respect to, any Existing Specified Agreement.

(viii)No Indemnification Claims. Such Seller has not notified any Person of any claims for indemnification under any Existing Specified Agreement nor has such Seller received any claims for indemnification under any Existing Specified Agreement.

(ix)No Infringement. Neither such Seller nor any of its Affiliates has received any written notice from, or given any written notice to, any counterparty to any Existing Specified Agreement regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i)No Liens; Title to Sold Assets. None of the Product Rights (but excluding the Revenue Participation Right) owned or purported to be owned by Sellers or their Affiliates are subject to any Liens other than Permitted Liens. The Sold Assets (including the Revenue Participation Right) are not subject to any Liens other than any Liens contemplated by clause (d) of the definition of Permitted Liens. Upon the Closing, Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Sold Assets (including the Revenue Participation Right), free and clear of all Liens, other than any Liens contemplated by clause (d) of the definition of Permitted Liens.

(j)Manufacturing; Supply. The Products have, since [***], been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with applicable current good manufacturing practices in the Product Territory. Since [***], neither such Seller nor any Affiliate of such Seller has experienced any failures in the manufacturing or supply of the Products in the Product Territory that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failures occurred again, a Material Adverse Effect. [***].

(k)Intellectual Property.

(i)Schedule 4.1(k)(i)(A) of the Disclosure Schedule lists all of the currently existing Patents owned by such Seller or its Affiliates included within the Patent Rights (the “Existing Patent Rights”), including as to each listed patent or patent application (w) the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, (x) the respective patent or application numbers, (y) the respective registered owner thereof and (z) the respective scheduled expiration date thereof, provided that the scheduled expiration dates may be subject to potential patent term extensions, patent term adjustments, supplementary protection certificates, Regulatory Exclusivity Periods, and the like, as applicable. Schedule 4.1(k)(i)(B) of the Disclosure Schedule lists all of the currently existing Trademarks owned by such Seller or its Affiliates included within the Trademark Rights (the “Existing Trademark Rights”). Except as set forth on Schedule 4.1(k)(i)(A) of the Disclosure Schedule, as of the date hereof, such Seller is the sole and exclusive owner of all of the Existing Patent Rights, free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.1(k)(i)(B) of the Disclosure Schedule, as of the date hereof, such Seller is the sole and exclusive owner of all of the Existing Trademark Rights, free and clear of any Liens other than Permitted Liens.

(ii)Neither such Seller nor any of its Affiliates, nor to the Knowledge of Seller, any of the Specified Counterparties, is a party to any pending and, to the Knowledge of Seller, there is no threatened, litigation, interference, reexamination, reissue, inter partes review, post-grant review, opposition or like patent office proceeding or procedure involving any of the Existing Patent Rights.

(iii)[***]. To the Knowledge of Seller, the issued patents within the Existing Patent Rights are valid, enforceable and in full force and effect. None of the issued Patents within the Existing Patent Rights have lapsed, have been abandoned or disclaimed, or have expired or otherwise been terminated. Neither such Seller nor any of its Affiliates has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents owned by such Seller or its Affiliates within the Existing Patent Rights, and neither such Seller nor its Affiliates has received any legal opinion of outside counsel, whether preliminary in nature or qualified in any manner, which alleges or concludes that, an issued Patent within any of the Existing Patent Rights, or patent claims therein, is invalid or unenforceable. Such Seller has not committed any act, or failed to commit any required act, that would reasonably be expected to cause any of the issued patents within the Existing Patent Rights to not be eligible for potential patent term extensions, supplementary protection certificates, and the like, as applicable, based on the Marketing Approvals of the Products.

(iv)To the Knowledge of Seller, (1) each Person associated with the filing and prosecution of the Existing Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with their respective patent offices, including any duty to disclose to any patent office all information known by such Persons to be material to the patentability of each of the Existing Patent Rights (including any relevant prior art), in each case, in those jurisdictions where such duties exist, and (2) each of the Existing Patent Rights correctly names each inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent Right was issued or is pending, and there is no Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v)Neither such Seller nor its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of such Seller in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights or asserting that the development, manufacture, importation, sale, offer for sale or use of any Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights in the Product Territory.

(vi)To the Knowledge of Seller, the research, discovery, development, manufacture, Commercialization or use of the Products, in each case in the form the Products exist as of the date hereof and as such activity is currently contemplated by such Seller, has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Patents or other intellectual property rights owned by any Third Party in the Product Territory.

(vii)To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights in the Product Territory.

(viii)Such Seller has paid, or has caused to be paid, all prosecution and maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Patent Rights.

(l)Taxes. Such Seller and each of its Subsidiaries has (A) filed all Tax returns and reports required to have been filed by it, (B) paid all Taxes required to be paid by it and (C) established adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) any failure that would not result, individually or in the aggregate, in a Material Adverse Effect.

(m)Brokers’ Fees. Other than Morgan Stanley & Co. LLC (whose fees and expenses shall be paid by Sellers), there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(n)Indebtedness. There is no Indebtedness of such Seller or any of its Subsidiaries other than Permitted Debt.

(o)Legal Entity Name and Jurisdiction. Albireo Pharma’s exact legal entity name is, and in the past five years has been, “Albireo Pharma, Inc.” Albireo Pharma is, and has been since its incorporation, incorporated in the State of Delaware. Albireo AB’s exact legal entity name is, and in the past five years has been, “Albireo AB”. Albireo AB is, and has been since its incorporation, incorporated in Sweden.

(p)Ownership. As of immediately prior to the Closing, Sellers are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the Sold Assets and have good and valid title thereto. Sellers (and neither any of their Subsidiaries nor any other Person) are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the Product Rights.

(q)No Material Adverse Effect; No Default. No Material Adverse Effect has occurred and is continuing, and, to the Knowledge of Seller, no event or circumstance has occurred and is continuing that would reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Seller, no event or circumstance is likely to occur that would reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing, and no event or circumstance has occurred and is continuing that, upon notice, lapse of time or both, would reasonably be expected to result in an Event of Default. As of the date of this Agreement, Seller has not signed a definitive written agreement with respect to a Specified Transaction.

(r)Solvency. Such Seller is, and will be (upon consummation of the transactions contemplated by this Agreement and the application of the proceeds therefrom), both individually and together with its Subsidiaries on a consolidated basis, Solvent. No step has been taken by such Seller or, to the Knowledge of Seller, any other Person, to make such Seller or to make any Subsidiary of such Seller subject to any event described in clause (e) of the definition of “Event of Default” herein.

(s)No Subordination. The claims and rights of Buyer created by this Agreement and the other Transaction Documents in and to the Sold Assets and the Security Interests are not and shall not be subordinated to any creditor of a Seller (including, for the avoidance of doubt, any Senior Lender under the Senior Secured Debt Facility).

(t)Investment Company Act. Neither such Seller nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(u)Security Interests. This Agreement is effective to create in favor of Buyer legal, valid and enforceable security interests in all right, title and interest of Albireo Pharma in the Collateral. This Agreement is effective to create in favor of Buyer legal, valid and enforceable security interests in all right, title and interest of Albireo AB in the Sold Assets (to the extent such security interests can be perfected by the filing of UCC financing statements with the Washington, DC Recorder of Deeds). Upon (i) the filing of the UCC financing statements contemplated by Section 2.1(b) and (ii) the signing of the Control Agreement by all parties thereto, the Security Interests granted by Albireo Pharma will constitute valid and perfected first priority security interests in all of the Collateral in favor of Buyer, prior to all other Liens on the Collateral (except for Permitted Liens having priority by operation of law). To the extent the Security Interests granted by Albireo AB in the Sold Assets can be perfected by the filing of UCC financing statements with the Washington, DC Recorder of Deeds, upon the filing of the UCC financing statements contemplated by Section 2.1(b) with the Washington, DC Recorder of Deeds, the Security Interests granted by Albireo AB will constitute valid and perfected first priority security interests in all of the Sold Assets in favor of Buyer, prior to all other Liens on the Sold Assets (except for Permitted Liens having priority by operation of law).

Section 4.2Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Sellers that as of the date hereof:

(a)Existence. Buyer is an entity duly organized and validly existing under the laws of the jurisdiction in which it is organized.

(b)Authorization. Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer.

(c)Enforceability. This Agreement and the other Transaction Documents have been duly executed and delivered by an authorized person or authorized persons of Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents do not and will not (i) contravene or conflict with the organizational documents of Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Buyer.

(e)Consents. Except for the consents that have been obtained on or prior to the Closing and the UCC financing statements contemplated by Section 2.1(b), no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Buyer in connection with (i) the execution and delivery by Buyer of this Agreement and the other Transaction Documents, (ii) the performance by Buyer of its obligations under this Agreement and the other Transaction Documents or (iii) the consummation by such Buyer of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened before any Governmental Entity to which Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Buyer to perform its obligations under this Agreement and the other Transaction Documents.

(g)Financing. Buyer has sufficient cash to pay the Purchase Price on the Closing Date and when due pursuant to Section 2.2. Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

Section 5.1Information Rights.

(a)From and after the Closing Date until the Royalty Termination Date, representatives of Sellers will meet at the reasonable advance request of Buyer and during normal business hours (no more often than [***]) to discuss, among other things, (i) material commercial, regulatory and intellectual property developments relating to the Products in the Product Territory and (iii) any other matters reasonably requested by Buyer (each such meeting and, if applicable, related materials provided in response to Buyer’s request for additional information in accordance with this Section 5.1(a), collectively, an “Update Report”). Sellers shall also provide Buyer with such additional information in their possession and control regarding the Products in the Product Territory as Buyer may reasonably request from time to time. Notwithstanding the foregoing, Sellers will have satisfied their obligations pursuant to the immediately preceding sentence upon delivery of materials provided to their boards of directors in connection with the Products in the Product Territory to the extent relevant and responsive, in the reasonable discretion of Sellers, to Buyer’s request, and Sellers are under no obligation to aggregate or otherwise create information, data or other work product in respect of Buyer’s request for information pursuant to the immediately preceding sentence. Sellers and their controlled Affiliates shall prepare and maintain, and shall use Commercially Reasonable Efforts to cause their non-controlled Affiliates and their Licensees, Distributors and other Specified Counterparties to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Update Report and Royalty Report (together, the “Reports”).

(b)Notwithstanding anything to the contrary in this Agreement, any access to information provided by Sellers to Buyer in accordance with this Agreement (including any audits of Sellers conducted pursuant to Section 5.3) (i) shall be provided in such a manner as not to unreasonably interfere with the normal operation of the business of Sellers or any of their Subsidiaries or create material risk of damage or destruction to any material assets or property and (ii) may be limited by Sellers, as Sellers may reasonably determine in good faith, to comply with any applicable COVID-19 Measures and to ensure that such access, in light of COVID-19 or any COVID-19 Measures, does not jeopardize the health and safety of any of Sellers’ Representatives or commercial partners. Any such access to information shall be subject to Sellers’ reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require Sellers to disclose or provide access to any information that could be detrimental to Sellers’ business or operations or if such disclosure could, in their reasonable discretion, (A) jeopardize any attorney-client or other legal privilege (so long as Sellers have reasonably cooperated with Buyer to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (B) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which a Seller or any of its Affiliates is a party) (so long as Sellers have reasonably cooperated with Buyer to permit such inspection of or to disclose such information on a basis that does not contravene any applicable law, fiduciary duty or binding agreement). All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Sellers and subject to the obligations of confidentiality set forth in Article 7.

(c)[***] after a Seller receives from any Third Party any written notice, demand, certificate, offer, proposal, correspondence, report or other communication relating to any Specified Agreement, the Product Rights, the Revenue Participation Right, any other Sold Assets, the Included Product Revenue or any Product, which notice, demand, certificate, offer, proposal, correspondence, report or other communication would, or relates to any event or circumstance that would, reasonably be expected to have a Material Adverse Effect, Sellers shall provide Buyer written notice thereof (including reasonable details to enable Buyer to understand the applicable matters involved, the facts, events or circumstances that gave rise to such matters, any relief or remedies being sought, any proposed corrective action to be taken, and relevant timelines for any exercise of remedies or for any proposed corrective action), together with a copy of such written notice, demand, certificate, offer, proposal, correspondence, report or other communication.

(d)Sellers shall provide Buyer with written notice [***] after a responsible officer of a Seller becomes aware of any of the following: (i) any breach or default by a Seller of any covenant, agreement or other provision of this Agreement; (ii) any representation or warranty made by a Seller in this Agreement shall prove to be untrue, inaccurate or incomplete in any respect on the date as of which made; (iii) any change, effect, event, occurrence, state of facts, development or condition that would reasonably be expected to result in a Material Adverse Effect; and (iv) the occurrence of any other Put Option Event or Seller Bankruptcy Event of Default.

Section 5.2Royalty Payments; Revenue Participation and Royalty Payment Details.

(a)From and after the Closing Date until the Royalty Termination Date, Sellers shall pay to Buyer, without any setoff or offset (subject, in each case, to Section 5.8), the Royalty Payment for each calendar month [***] after the end of each applicable calendar month; provided that, for [***] ([***]) calendar days thereafter, Sellers may further remit to Buyer such amounts received from Licensees, Distributors or other Specified Counterparties and constituting a part of the Royalty Payment without penalty; and provided, further, that Royalty Payments based upon Other Product Revenue shall not be due until [***] ([***]) calendar days after the end of the calendar month in which the applicable Other Product Revenue is actually received by a Seller; and provided, further, that, without limiting Section 2.6 of this Agreement and notwithstanding anything to the contrary, [***]. A late fee of [***] percent ([***]%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from (and including) the date such obligation was due until (and excluding) the date such obligation is actually paid. The imposition and payment of a late fee shall not constitute a waiver of Buyer’s rights with respect to such payment default. Such accrued late fee will be compounded quarterly. Payment of such accrued late fee shall accompany payment of the outstanding obligation. The first calendar month for which a Royalty Payment is due shall be deemed to commence on the Closing Date (with respect to Net Sales of the Products in the Product Territory occurring on or after the Closing Date and with respect to Other Product Revenue actually received by Sellers or any of their Subsidiaries on or after the Closing Date) and extend to the end of such calendar month, and the last calendar month for which a Royalty Payment is due shall be deemed to commence on the first day of such calendar month and extend to the effective date of termination of this Agreement.

(b)From and after the Closing Date until the Royalty Termination Date, for each calendar month, [***] after the end of each of the calendar months (and to be provided on or before the date on which the corresponding Royalty Payment is made to Buyer), Sellers shall provide to Buyer a report setting forth in reasonable detail (a “Royalty Report”): (i) Included Product Revenue for the applicable calendar month and calendar year to date, on a country-by-country and Product-by-Product basis (including a reasonably detailed break-down of all deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 5.4(c), and including a reasonably detailed breakdown (including by category and by relevant payor) of Other Product Revenue) and (ii) (A) the applicable Included Product Revenue Royalty Rate and the calculation of the Royalty Payment payable to Buyer for the applicable calendar month, identifying, on a country-by-country and Product-by-Product basis, the number of units of the Products sold by each Related Party; provided that Royalty Payments based upon Included Product Revenue set forth in subclause (b) of the definition thereof shall be included in a Royalty Report to the extent such Included Product Revenue is actually received by Sellers in the applicable calendar month; and (B) foreign currency exchange rates used to calculate the Royalty Payment (which shall be rates of exchange determined in a manner consistent with Sellers’ method for calculating rates of exchange in the preparation of Sellers’ annual financial statements in accordance with GAAP). Following delivery of the Royalty Report, representatives of Sellers will meet at the reasonable advance request of Buyer and during normal business hours to discuss the Royalty Report (no more often than [***] and simultaneously with any Update Report, to the extent any Update Report is requested by Buyer). To the extent information relating to the source of sales of the Products (such information, the “Source of Sales Information”) in a Royalty Report is not available, the Sellers agree, at Sellers’ sole expense, to assist Buyer in obtaining such Source of Sales Information.

(c)Any payments required to be made by any Party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the receiving Party shall designate in writing prior to the date of such payment (provided, however, that in the case of Buyer, payments shall be made by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers).

(d)[***].

Section 5.3Inspections and Audits of Sellers.

(a)From and after the Closing Date until the Royalty Termination Date, upon at least [***] ([***]) Business Days’ written notice and during normal business hours, no more frequently than [***], Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to Sellers to be made of Sellers’ (or of their Subsidiaries’) books of account for the [***] ([***]) calendar years prior to the audit for the purpose of determining the correctness of Royalty Payments (including the calculation thereof) made under this Agreement. Upon Buyer’s reasonable advance request, no more frequently than [***] while any Specified Agreement remains in effect, Sellers shall use Commercially Reasonable Efforts to exercise any rights they may have under any Specified Agreement relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any Specified Counterparty thereto for the purpose of determining the correctness of Royalty Payments (including the calculation thereof) made under this Agreement. Sellers shall promptly notify Buyer in writing if it initiates an inspection and/or audit of the books of accounts of any Specified Counterparty to a Specified Agreement to the extent such inspection and/or audit is related to the Royalty Payments, and shall provide to Buyer a copy of any report relating thereto within [***] ([***]) Business Days of receipt thereof, which copy may be redacted (including to preserve any attorney-client or other legal privilege); provided, that any redactions to such report shall not include any information necessary to determine the correctness of the Royalty Payments (including the calculation thereof) made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) otherwise payable by Sellers shall be borne solely by Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid to Buyer during the period of the audit were underpaid by an amount greater than [***] percent ([***]%) of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by Sellers. Such accounting firm will enter into a confidentiality agreement and an engagement letter reasonably acceptable to Sellers governing the use and disclosure of Sellers’ information disclosed to such accounting firm and such accounting firm’s acceptance of the procedures set forth in this Section 5.3. Such accounting firm shall not disclose the confidential information of Sellers or any Specified Counterparty relating to the Products to Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments (including the calculation thereof) or otherwise would be included in a Report. All information obtained by Buyer as a result of any such inspection or audit shall be Confidential Information of Sellers subject to Article 7. The Parties agree that the calculation of Included Product Revenue and the Royalty Payments by such accounting firm contemplated by this Section 5.3 is to measure Included Product Revenue and the Royalty Payments in accordance with the terms of this Agreement, and such calculation is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies contrary to those specified in this Agreement for the purposes of determining Included Product Revenue and the Royalty Payments. Such accounting firm shall provide a copy of its report to the Parties simultaneously. The Parties shall have [***] ([***]) calendar days from the date of delivery of such report to provide the accounting firm with comments on such report, which each Party shall deliver to the accounting firm and the other Parties simultaneously. The accounting firm shall consider such comments in good faith and shall deliver an updated report within [***] ([***]) calendar days of the earlier to occur of the end of such [***] ([***])-day review period or the Parties’ written confirmation of submission of final comments to such accounting firm’s initial report. If the final report of the accounting firm in respect of an audit discloses any underpayments by Sellers to Buyer, then such underpayment, together with the late fees contemplated by Section 5.2(a) shall be paid by Sellers to Buyer within [***] ([***]) calendar days of such underpayment being so disclosed. If any audit discloses any overpayments by Sellers to Buyer, then Sellers shall have the right to credit the amount of the overpayment against Buyer’s subsequent monthly Royalty Payment due to Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to or at the time of the final monthly Royalty Payment due hereunder, Buyer shall promptly refund to Sellers an amount equal to any such remaining overpayment.

(b)Sellers shall use Commercially Reasonable Efforts to (i) include in each Specified Agreement (other than In-Licenses) entered into after the date of this Agreement provisions permitting Sellers to audit and/or inspect the Specified Counterparties under each Specified Agreement and (ii) include in each Specified Agreement entered into after the date of this Agreement, terms and conditions consistent in all material respects with Buyer’s rights to audit and/or inspect Sellers set forth in this Section 5.3.

Section 5.4Intellectual Property Matters

(a)Subject to the rights and obligations of any Licensees, licensors or co-owners of Patent Rights (including any counterparties to an Existing In-License or other In-License), Sellers shall use Commercially Reasonable Efforts (i) to take any and all reasonably necessary actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Patents included within the Patent Rights and with respect to which Sellers have prosecution rights, including, as applicable, payment of maintenance fees or annuities when due where it is commercially reasonable to do so and (ii) with respect to the prosecution and maintenance of the Patent Rights with respect to which Sellers have prosecution rights, including, as applicable, prosecution of applications for potential patent term extensions, patent term adjustments, supplementary protection certificates, and the like.

(b)Sellers shall, subject to the rights and obligations of any Licensees, licensors or co-owners of Intellectual Property Rights (including any counterparties to an Existing In-License or other In-License), use Commercially Reasonable Efforts to diligently defend and enforce the applicable Intellectual Property Rights owned or controlled by Sellers or their Affiliates against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference). Sellers shall [***] provide to Buyer a copy of any written notice received by it of a claim, legal action, suit or other proceeding involving the Intellectual Property Rights in the Product Territory. Sellers shall [***] inform Buyer of any infringement by a Third Party of any Patent Right in the Product Territory of which any of the individuals named in the definition of “Knowledge of Seller” (or the successors of such Persons at Sellers) becomes aware. Promptly following Sellers’ delivery to Buyer or Sellers’ receipt of any claim, legal action, suit or other proceeding involving the Intellectual Property Rights in the Product Territory, or Sellers’ awareness of any infringement or interference, or any claims of invalidity or unenforceability, under this Section 5.4(b), Sellers and Buyer shall consult with each other with a view to determining the appropriate course of action to take with respect to the applicable claim, legal action, suit or other proceeding, any infringement or interference, or any claims of invalidity or unenforceability. Each Seller may, and if requested in writing by Buyer, shall, proceed, in consultation with Buyer, to institute and enforce a claim, legal action, suit or other proceeding against any infringement by a Third Party with respect to such Seller’s Patent Rights that are then-currently listed for the Products in the publication Approved Drug Products with Therapeutic Equivalence Evaluations as published by the FDA (the “Orange Book Patents”) and shall otherwise use Commercially Reasonable Efforts to enforce or defend the Orange Book Patents, as applicable. In connection with any such enforcement or defense of the Intellectual Property Rights (including the Orange Book Patents), Sellers shall retain and employ a team of legal counsel from a law firm with an internationally recognized U.S. patent litigation practice of reputable standing and experience related to the enforcement under the United States Hatch-Waxman Act (1984), as amended, of U.S. patents listed for FDA-approved pharmaceutical products in the publication Approved Drug Products with Therapeutic Equivalence Evaluations as published by the FDA.

(c)As between the Parties, Sellers’ actions taken under this Section 5.4 shall be taken at Sellers’ or their Licensee’s sole expense. If Sellers or their Licensee recovers monetary damages from a Third Party in any action brought for such Third Party’s infringement of any Intellectual Property Rights in the Product Territory relating to the Products [***] where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Intellectual Property Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by Sellers or their Licensees, as applicable, in bringing such action (including all reasonable attorney’s fees) and (ii) any remaining amounts, to the extent payable to Sellers or their Licensees, will be treated as Net Sales with respect to the Product Territory.

(d)[***]

Section 5.5Specified Agreements.

(a)Subject to compliance with this Section 5.5 and Section 5.11, Sellers may enter into Specified Agreements that are In-Licenses or Permitted Licenses without Buyer’s prior written consent. Sellers may not enter into any other Specified Agreement without Buyer’s prior written consent. Sellers shall [***] provide Buyer with (i) executed copies of any Specified Agreement entered into by a Seller or its Affiliates after the date hereof, and (ii) executed copies of each amendment, supplement, modification or written waiver consummated after the date hereof of any provision of any Specified Agreement; in each case of clauses (i) and (ii), to the extent complete and unredacted copies of such Specified Agreement, amendments, supplements, modifications or written waivers are not publicly filed by a Seller within [***] ([***]) Business Days following execution thereof (and, solely in the case of amendments, supplements, modifications or waivers of any Existing Specified Agreement, subject to any confidentiality restrictions applicable to Sellers or their Affiliates under the applicable Existing Specified Agreement). [***] following a Seller’s notice to a Specified Counterparty to any Specified Agreement of an alleged material breach by such Specified Counterparty under any such Specified Agreement, Sellers shall provide Buyer a copy thereof (and, solely in the case of breaches of any Existing Specified Agreement, subject to any confidentiality restrictions applicable to Sellers or their Affiliates under the applicable Existing Specified Agreement).

(b)Sellers shall use Commercially Reasonable Efforts to comply in all material respects with their obligations under the Specified Agreements and shall use Commercially Reasonable Efforts to not take any action or forego any action that would reasonably be expected to result in a material breach thereof. [***] after receipt of any (written or oral) notice from a Specified Counterparty to any Specified Agreement or from any Affiliate of such Specified Counterparty of an alleged material breach under any Specified Agreement, Sellers shall provide Buyer a copy (or, in the case of oral notices, a written summary) thereof (and, solely in the case of breaches of any Existing Specified Agreement, subject to any confidentiality restrictions applicable to Sellers or their Affiliates under the applicable Existing Specified Agreement). Sellers shall use their Commercially Reasonable Efforts to cure any material breaches by them under any Specified Agreement and shall give written notice to Buyer upon curing any such breach. Sellers shall not terminate any Specified Agreement without Buyer’s prior written consent to the extent that such termination would reasonably be expected to have a Material Adverse Effect. Sellers shall not make or enter into any amendment, supplement or modification to, or grant any waiver under any provision of, any Specified Agreement without Buyer’s prior written consent to the extent that such amendment, supplement, modification or grant would reasonably be expected to have a Material Adverse Effect.

(c)Sellers shall provide Buyer with written notice [***] following becoming aware of a Specified Counterparty’s material breach of its obligations under any Specified Agreement. [***] following a Seller’s notice to a Specified Counterparty to any Specified Agreement of an alleged breach by such Specified Counterparty under any such Specified Agreement, Sellers shall provide Buyer a copy thereof. Promptly following Sellers’ delivery to Buyer of any notice described in the first sentence or second sentence of this Section 5.5(c) in respect of an actual or alleged breach by any Specified Counterparty of a Specified Agreement that would reasonably be expected to result in a Material Adverse Effect, Sellers and Buyer shall consult with each other with a view to determining the appropriate course of action to take with respect to such actual or alleged breach. Sellers may, and if requested in writing by Buyer, shall, proceed, in consultation with Buyer, to institute and enforce a claim, legal action, suit or other proceeding against such Specified Counterparty and to use Commercially Reasonable Efforts to enforce compliance by such Specified Counterparty with the relevant provisions of such Specified Agreement, and as shall be available to Sellers under applicable law. In connection with any such enforcement of such Specified Counterparty’s obligations under such Specified Agreement, Sellers shall retain and employ a team of legal counsel from a law firm with an internationally recognized civil litigation practice of reputable standing.

(d)As between the Parties, Sellers’ actions taken under Section 5.5 shall be taken at Sellers’ sole expense. If Sellers recover monetary damages in any claim, legal action, suit or other proceeding brought against a Specified Counterparty for such Specified Counterparty’s breach of its obligations under a Specified Agreement where such damages, whether in the form of judgment or settlement, are awarded for such breach of such Specified Agreement, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by Sellers or their Affiliates in bringing such claim, legal action, suit or other proceeding (including all reasonable attorney’s fees) and (ii) any remaining amounts, to the extent payable to Sellers or their Affiliates, will be treated as Other Product Revenue in respect of such Specified Agreement.

Section 5.6Use of Proceeds; Diligence.

(a)With respect to the amounts paid by Buyer to Sellers under this Agreement, Sellers will use such amounts (i) to support activities to complete clinical development, file for Marketing Approval and Commercialize the Products and (ii) for general corporate purposes.

(b)Sellers shall use Commercially Reasonable Efforts to [***].

Section 5.7Commercially Reasonably Efforts. Notwithstanding anything in Section 5.6 to the contrary, Sellers agree to use their Commercially Reasonable Efforts to maximize

Included Product Revenue; provided, that, for the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, neither the signing by Seller of a definitive written agreement with respect to a Specified Transaction nor the consummation of a Specified Transaction in compliance with Section 5.12(e) shall, in and of itself, constitute a violation of this Section 5.7.

Section 5.8Certain Tax Matters.

(a)Sellers and Buyer (i) agree that for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by this Agreement are intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments. Sellers and Buyer shall cooperate in good faith to determine the comparable yield (as such term is described in the U.S. Treasury Regulations governing contingent payment debt instruments) for the debt instrument within [***] ([***]) days following the date of this Agreement and (ii) intend that the provisions of Treasury Regulation 1.1275-2(a)(1) would apply, subject to the exceptions in Treasury Regulation 1.1275-2(a)(2), to treat any non-contingent payments on the debt instrument (if any) and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including, to the extent relevant, for purposes of the rules applicable to “applicable high yield discount obligations”). Buyer and Sellers agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 5.8(a) on any Tax return or for any other Tax purpose, unless required by law or the good faith resolution of a Tax audit or other Tax proceeding. If there is an inquiry by any Governmental Entity of Buyer or Sellers related to the treatment described in this Section 5.8(a), the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 5.8(a).

(b)Notwithstanding anything to the contrary in this Agreement, other than as set forth in Section 2.2, but subject to Sellers’ obligations to pay additional amounts pursuant to Section 5.8(d) and Section 5.8(e), Buyer and each Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to any other Party any Tax that Buyer or any Seller, as applicable, determines that it is required to withhold and deduct under applicable law (as determined by the Parties after consultation with each other); provided that Buyer and each Seller shall give the other Parties reasonable prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. Any amounts so deducted and withheld shall be treated as paid to, and actually received by, Buyer or the applicable Seller, as the case may be, for purposes of this Agreement. The Parties shall use commercially reasonable efforts to give or cause to be given to the other Parties such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable Buyer or a Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish Buyer or Sellers, as applicable, with proper evidence of the Taxes withheld and deducted and remitted to the relevant taxing authority.

(c)Buyer is and at all times from and after the date hereof shall be a “United States person” within the meaning of Section 7701(a)(30) of the Code eligible to deliver an IRS Form W-9.

(d)Notwithstanding anything to the contrary in this Agreement, if Albireo Pharma (including, for the avoidance of doubt for purposes of this Section 5.8(d), (x) any successor to Albireo Pharma under this Agreement or (y) if applicable, an assignee of Albireo Pharma under this Agreement) becomes organized, formed or tax resident in a jurisdiction outside of the United States or any of its Subsidiaries becomes organized, formed or tax resident in a jurisdiction outside of such Subsidiary’s jurisdiction of residence as of the date hereof, then:

(i)if any applicable law requires the deduction or withholding of any amount from any payment hereunder to Buyer which amount results solely as a result of Albireo Pharma being organized, formed or tax resident in a jurisdiction outside of the United States or any of its Subsidiaries being organized, formed or tax resident in a jurisdiction outside of such Subsidiary’s jurisdiction of residence as of the date hereof, then the sum payable by Sellers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.8(d)), Buyer receives an amount equal to the sum Buyer would have received had no such deduction or withholding been required or made;

(ii)if Buyer is required to deduct, withhold or pay any amount with respect to payments hereunder under any applicable law, which amount resulted solely as a result of Albireo Pharma being organized, formed or tax resident in a jurisdiction outside of the United States or any of its Subsidiaries being organized, formed or tax resident in a jurisdiction outside of such Subsidiary’s jurisdiction of residence as of the date hereof, then, without duplication of Section 5.8(d)(i) above, Sellers shall indemnify Buyer, within [***] days after demand therefor, for the full amount of such deduction, withholding or payment (including Taxes imposed or asserted on or attributable to amounts payable under this Section 5.8(d) under such law) payable or paid by Buyer;

(iii)Sellers shall not be obligated to pay any additional amounts or indemnity payments under this Section 5.8(d) to the extent that such deduction, withholding or payment obligation arises as a result of (i) an assignment of Buyer’s interest in this Agreement or (ii) Buyer, or any successor to Buyer or assignee of Buyer under this Agreement, becoming organized, formed or tax resident in a jurisdiction outside of the United States, or becoming a disregarded entity of an entity that is organized, formed or tax resident in a jurisdiction outside of the United States); and

(iv)for the avoidance of doubt and notwithstanding anything herein to the contrary, the amount of the increase payable under Section 5.8(d)(i) and the amount of any indemnity payments paid to Buyer under Section 5.8(d)(ii) shall not be creditable towards the Royalty Cap.

(v)In the event that Sellers become obligated to pay any additional amounts or indemnity payments under this Section 5.8(d), Buyer agrees to cooperate in good faith with Sellers to mitigate Sellers’ obligation to make such payments, including by using commercially reasonable efforts to collect and/or provide such tax forms and other documentation that could be reasonably expected to establish an exemption from or reduction of the applicable tax and taking any such other commercially reasonable steps as may be available to mitigate Sellers’ obligation to make payments under this Section 5.8(d).

(e)Notwithstanding anything to the contrary in this Agreement:

(i)if any applicable law in Sweden requires the deduction or withholding of any amount from any payment hereunder to Buyer, then the sum payable by Sellers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.8(e)), Buyer receives an amount equal to the sum Buyer would have received had no such deduction or withholding been made;

(ii)if Buyer is required to deduct, withhold or pay any amount with respect to payments hereunder under any applicable law in Sweden, then, without duplication of Section 5.8(e)(i) above, Sellers shall indemnify Buyer, within [***] days after demand therefor, for the full amount of such deduction, withholding or payment (including Swedish Taxes imposed or asserted on or attributable to amounts payable under this Section 5.8(e) under such law) payable or paid by Buyer;

(iii)Sellers shall not be obligated to pay any additional amounts or indemnity payments under this Section 5.8(e) to the extent that such deduction, withholding or payment obligation arises as a result of (i) an assignment of Buyer’s interest in this Agreement or (ii) Buyer, or any successor to Buyer or assignee of Buyer under this Agreement, becoming organized, formed or tax resident in a jurisdiction outside of the United States, or becoming a disregarded entity of an entity that is organized, formed or tax resident in a jurisdiction outside of the United States); and

(iv)for the avoidance of doubt and notwithstanding anything herein to the contrary, the amount of the increase payable under Section 5.8(e)(i) and the amount of any indemnity payments paid to Buyer under Section 5.8(e)(ii) shall not be creditable towards the Royalty Cap.

(v)In the event that Sellers become obligated to pay any additional amounts or indemnity payments under this Section 5.8(e), Buyer agrees to cooperate in good faith with Sellers to mitigate Sellers’ obligation to make such payments, including by using commercially reasonable efforts to collect and/or provide such tax forms and other documentation that could be reasonably expected to establish an exemption from or reduction of the applicable tax and taking any such other commercially reasonable steps as may be available to mitigate Sellers’ obligation to make payments under this Section 5.8(e).

Section 5.9Further Assurances. After the Closing, but subject to Section 1.2(d), Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 5.10Financial Statements. Sellers shall furnish to Buyer the financial statements listed hereinafter:

(a)[***] after the end of the last day of each of the first three fiscal quarters of each fiscal year of Albireo Pharma, unaudited interim and year-to-date financial statements as of the end of such fiscal quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Seller) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Albireo Pharma’s chief executive officer or chief financial officer to the effect that they have been prepared in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments; and

(b)[***] after the end of each fiscal year of Albireo Pharma, unqualified audited financial statements as of the end of such fiscal year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Albireo Pharma and reasonably acceptable to Buyer (Buyer hereby acknowledges that Ernst & Young LLP is acceptable).

Section 5.11Seller Actions. Sellers agree that, notwithstanding anything herein to the contrary, Sellers shall not enter into any agreements, contracts or arrangements (including any Permitted Licenses or any other Specified Agreements or any amendments, modifications, waivers or terminations thereof, any supplements thereto, or any grant of any waiver or consent thereunder), whether oral or written, or otherwise take any action or fail (except as specifically set forth in Section 1.2(d)) to take any action that, in each case of such agreement, contract, arrangement, action or failure to act, would, individually or in the aggregate, reasonably be expected to (i) result in a Material Adverse Effect, (ii) conflict with this Agreement, (iii) serve or operate to limit or circumscribe any rights of Buyer under this Agreement (or any ability of Buyer to exercise any such right) or (iv) impair any Seller’s ability to perform its obligations under this Agreement.

Section 5.12Negative Covenants.

(a)Indebtedness. Sellers shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (x) with the prior written consent of Buyer, (y) Permitted Debt and (z) Indebtedness of Sellers and their Subsidiaries in respect of any senior secured debt facility of up to, in the aggregate, $[***]; provided that (i) such senior secured debt facility shall have been incurred in compliance with (A) the right of first offer provisions set forth in Section 5.16 and (B) the provisions of Section 5.12(b), (ii) the collateral for such senior secured debt Facility shall not include any Excluded Assets, (iii) such senior secured debt facility shall be the subject of an Intercreditor Agreement between the Persons providing such senior secured debt facility (the “Senior Lenders”) and Buyer, which Intercreditor Agreement shall be in form and substance reasonably satisfactory to Buyer (the “Intercreditor Agreement”), (iv) the collateral pledged to the Senior Lenders may not include proceeds (as defined in Article 9 of the UCC) thereof, to the extent such proceeds would constitute Excluded Assets and (v) if the collateral pledged to the Senior Lenders includes Products, Intellectual Property Rights, Marketing Approvals or any other Product Rights not constituting Collateral under this Agreement (collectively, the “Specified Assets”), the Senior Lenders shall agree in the Intercreditor Agreement that the Buyer shall be entitled to the greater of (I) the Blended Rate (as defined below) of the proceeds of any Disposition of such Specified Assets and (II) the aggregate amount that may become payable by Sellers to Buyer pursuant to Section 2.3(b), Section 2.3(c) or Section 5.12(e) by virtue of such Disposition of Specified Assets (such senior secured debt facility, the “Senior Secured Debt Facility”). “Blended Rate” means the blended rate calculated based on the Included Product Revenue Royalty Rates that apply to the Included Product Revenue in respect of the calendar year immediately preceding the calendar year in which the Intercreditor Agreement is signed (for example, if the aggregate Included Product Revenue in respect of the calendar year immediately preceding the calendar year in which the Intercreditor Agreement is signed equals $[***], and if Marketing Approval of a Product by the FDA to treat Biliary Atresia has not yet occurred during or prior to such immediately preceding calendar year, then the Blended Rate would be [***]% and calculated as follows: [***].

(b)Liens. Sellers shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens on any of their assets or property, except for (i) with respect to the Collateral, Permitted Liens of the type described in clause (d) of the definition thereof, (ii) with respect to property and assets other than the Collateral, any Permitted Liens and (iii) Liens securing the Senior Secured Debt Facility but only if (A) such Liens do not apply to any Excluded Assets and (B) such Liens and the Senior Secured Debt Facility are incurred in compliance with Section 5.12(a).

(c)Dispositions of Product Rights. (i) Sellers shall not, nor shall they permit any of their Subsidiaries to, Dispose of any of their rights in a Product, in whole or in part, including any Product Rights, in one or more related transactions, to any Person, (ii) Sellers shall not permit any Product Rights that are owned or controlled by Sellers on or after the date hereof to be owned or controlled, respectively, in whole or in part, by any Person other than Sellers, (iii) Sellers shall ensure that all Product Rights remain exclusively owned or controlled by Sellers and (iv) Sellers shall not permit any of their Subsidiaries to acquire or otherwise obtain ownership or control of any Product Rights, unless, in each case of the immediately preceding clauses (i), (ii), (iii) and (iv), (A) in connection with a Change of Control or (B) in connection with a Specified Transaction (as defined below) that complies with Section 5.12(e); provided, however, that this Section 5.12(c) shall not restrict Sellers from (I) licensing any Product Rights pursuant to a Permitted License or (II) transferring the Marketing Approvals for any jurisdiction to a Licensee in connection with a Permitted License covering such jurisdiction (but excluding any transfer of any Marketing Approval to any Subsidiary of the Sellers other than a transfer of any Marketing Approval between the Sellers), so long as, in each case of the immediately preceding clauses (I) and (II), such Permitted License has been entered into in compliance with the provisions of Section 5.5 and Section 5.11. Notwithstanding anything to the contrary in this Agreement, Sellers shall not Dispose of any of their rights in a Product, in whole or in part, including any Product Rights, in one or more related transactions, to any of their Subsidiaries other than (x) any transfer of any Marketing Approval between the Sellers, (y) any license or sublicense of any Intellectual Property Rights between Sellers and (z) any license or sublicense of any Trademark

Rights or any copyrights constituting Intellectual Property Rights between Sellers and their Subsidiaries.

(d)Restricted Payments. Sellers shall not, nor shall they permit any of their Subsidiaries to, (i) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements; provided that, in each case, the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest or (ii) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (A) a Subsidiary of a Seller may pay dividends or make distributions directly or indirectly through the chain of ownership to such Seller and (B) Albireo AB may pay dividends or make distributions directly to Albireo Pharma.

(e)Specified Transactions.

(i)Sellers shall not, nor shall they permit any of their Subsidiaries to, consummate (w) any merger, consolidation, recapitalization or reorganization (or similar transaction or series of related transactions) with a Third Party in which such Seller or such Subsidiary is not the surviving entity or in which, if such Seller or such Subsidiary is the surviving entity, the holders of such Seller’s or such Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50.0% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), (x) any sale of all or substantially all of such Seller’s or such Subsidiary’s properties or assets (other than (I) in the case of any such Subsidiary, to a Seller and (II) in the case of any such Subsidiary other than Albireo AB, to another Subsidiary of Sellers), (y) any sale of all or substantially all of such Seller’s or such Subsidiary’s Product Rights or (z) any transaction which results in Albireo Pharma ceasing to directly own 100% of the equity interests of Albireo AB (each of the foregoing transactions described in clauses (w), (x), (y) and (z), a “Specified Transaction”), unless:

(A)with respect to a Specified Transaction involving a Seller, if the acquiring Person or surviving Person, as the case may be, in such Specified Transaction is not such Seller, then upon closing such Specified Transaction, such surviving Person expressly assumes all the obligations of such Seller under the Transaction Documents (in a writing in form and substance satisfactory to Buyer), in which case such surviving Person shall succeed to, and be substituted for, such Seller under the Transaction Documents and such Seller shall automatically be released and discharged from its obligations under the Transaction Documents,

(B)Sellers notify Buyer at least [***] ([***]) Business Days in advance of the anticipated date of the consummation of such Specified Transaction (it being understood and agreed that (I) if Sellers issue a public announcement at least [***] ([***]) Business Days in advance of the anticipated date of the consummation of such Specified Transaction announcing the signing of a definitive written agreement by a Seller or a Subsidiary of a Seller, as the case may be, and the relevant counterparty with respect to such Specified Transaction, then Sellers shall be deemed to have satisfied the notification obligation described in this clause (B), (II) a public announcement of the signing of a definitive written agreement with respect to such Specified Transaction that is issued by Sellers less than [***] ([***]) Business Days in advance of the anticipated date of the consummation of such Specified Transaction shall not satisfy the notification obligation described in this clause (B), and (III) if a Specified Transaction is to be consummated simultaneously with the signing of the definitive written agreement in respect of such Specified Transaction, then Sellers shall notify Buyer at least [***] ([***]) Business Days in advance of the anticipated date of such simultaneous signing and consummation), and

(C)if Buyer delivers a Pre-Closing Specified Transaction Notice (as defined below) to Sellers prior to the close of business on the [***] ([***]) Business Day preceding the anticipated date of the consummation of such Specified Transaction, then Sellers actually pay (or cause to be actually paid) the Put/Call Payment Amount to Buyer upon the consummation of such Specified Transaction by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers. “Pre-Closing Specified Transaction Notice” means, with respect to any Specified Transaction, a notification by Buyer to Sellers in writing stating that Buyer elects to sell the remainder of the Sold Assets to Sellers upon the consummation of such Specified Transaction in exchange for an amount in cash equal to the Put/Call Payment Amount to be paid by Sellers to Buyer upon the consummation of such Specified Transaction.

(ii)It is understood and agreed that if Buyer does not deliver a Pre-Closing Specified Transaction Notice with respect to a Specified Transaction prior to the close of business on the [***] ([***]) Business Day preceding the anticipated date of the consummation of such Specified Transaction in accordance with the immediately preceding clause (i), then (A) Sellers shall promptly notify Buyer in writing of the consummation of such Specified Transaction and (B) following the consummation of such Specified Transaction Buyer may elect by notification to Sellers in writing (a “Post-Closing Specified Transaction Notice”) to sell the remainder of the Sold Assets to Sellers in exchange for an amount in cash equal to the Put/Call Payment Amount. In the event that Buyer delivers a Post-Closing Specified Transaction Notice to Sellers, then no later than the date that is [***] ([***]) Business Days following receipt of such Post-Closing Specified Transaction Notice from Buyer, Sellers shall pay to Buyer the Put/Call Payment Amount by wire transfer of immediately available funds to such account or accounts as an Authorized Buyer Representative shall designate both orally by telephone and in writing to Sellers. With respect to any such Specified Transaction, if Buyer does not deliver a Post-Closing Specified Transaction Notice to Sellers within [***] ([***]) days after Buyer’s receipt of written notice from Sellers (in accordance with the immediately preceding clause (A)) of the consummation of such Specified Transaction, then Buyer’s right to deliver a Post-Closing Specified Transaction Notice with respect to such Specified Transaction shall terminate at the end of such [***] ([***]) day period.

(iii)Upon payment by Sellers to Buyer of the Put/Call Payment Amount in accordance with this Section 5.12(e), no further payments of the Sold Assets shall be due to Buyer hereunder and the Royalty Termination Date shall be deemed to have occurred. The

Put/Call Payment Amount due in respect of any Specified Transaction shall be fully earned on the Closing Date.

(f)Transactions with Affiliates. Sellers shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of any of the Sellers or of any of their Subsidiaries on terms that are less favorable to any of the Sellers or any of their Subsidiaries, as the case may be, than those that might be obtained in an arm’s-length transaction from a Person who is not an Affiliate of any of the Sellers or of any of their Subsidiaries; provided, however, that this Section 5.12(f) shall not apply to transactions between or among Sellers and any of their Subsidiaries that constitute Permitted Payments or any other payment expressly permitted by this Agreement.

(g)Competing Products. From the Closing Date until the Royalty Termination Date, (i) none of the Sellers nor any of their Subsidiaries shall Commercialize any Competing Product in the Product Territory and (ii) none of the Sellers nor any of their Subsidiaries shall Commercialize any compound or product (other than the Compounds and Products) in the Product Territory that is indicated for the treatment of Progressive Familial Intrahepatic Cholestasis, Biliary Atresia, Alagille Syndrome or any other indication for which any Phase 2 Clinical Trial or Pivotal/Phase 3 Clinical Trial has been or is started with any Product in the Product Territory.

(h)Put/Call Payment Amount Provisions Still Apply. For the avoidance of doubt, it is understood and agreed that if a Put Option Event or a Seller Bankruptcy Event of Default occurs, the provisions of Sections 2.3(b) and 2.3(c) shall continue to apply even if Sellers have fully complied with the provisions of Sections 5.12(c) and 5.12(e), as applicable.

Section 5.13Existence. Subject to Section 5.12(e), each Seller shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, unless failure to do any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement and (d) comply with its organizational documents.

Section 5.14Compliance with Laws. Each Seller (a) shall maintain, and shall cause each of its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including applicable Anti-Terrorism Laws, applicable Anti-Corruption Laws and applicable Sanctions), and (b) shall, or shall cause its Subsidiaries to, obtain and maintain all required authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates or exemptions of or issued by any Governmental Entity reasonably necessary in connection with the conduct of such Seller’s and its Subsidiaries’ businesses, in each case of this clause (b), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.15Change of Name, Jurisdiction, Etc. No Seller shall, except upon not less than [***] ([***]) Business Days’ prior written notice to Buyer (or, in the case of a Specified

Transaction that complies with Section 5.12(e), so long as notice is provided to Buyer (or a public announcement is made by Sellers with respect to any such change) no later than [***] ([***]) Business Days after any such change), (a) change its legal name, type of organization or corporate structure, (b) change the location of its chief executive office or its principal place of business, (c) change its Federal Taxpayer Identification Number or organizational identification number (if any) or (d) change its jurisdiction of organization. At the request of Buyer, Sellers agree to promptly provide Buyer with certified copies of their organizational documents reflecting any of the changes described in this Section 5.15.

Section 5.16Right of First Offer for Senior Secured Debt Facility. The ability of Sellers to enter into a Senior Secured Debt Facility pursuant to Section 5.12(a) is subject to Sellers’ compliance with this Section 5.16. If Sellers desire to obtain a Senior Secured Debt Facility, then Sellers shall first grant Buyer the right to provide such Senior Secured Debt Facility (the “SSDF Option”) by delivering to Buyer a written notice stating Sellers’ bona fide intention to enter into a Senior Secured Debt Facility and specifying Sellers’ proposed material terms and conditions for such Senior Secured Debt Facility (a “ROFO Notice”). Upon receipt of the ROFO Notice, Buyer shall have [***] ([***]) Business Days (the “ROFO Period”) within which to exercise the SSDF Option by written notice to Sellers stating that Buyer offers to provide the Senior Secured Debt Facility on the terms specified in the ROFO Notice. If Buyer does not exercise the SSDF Option during the ROFO Period, Sellers may, during the [***] ([***]) day period following the expiration of the ROFO Period, seek to obtain a Senior Secured Debt Facility (in the same principal amount as that proposed to Buyer) from other third-party financing sources on terms and conditions no more favorable to such third-party financing sources than those set forth in the ROFO Notice. If Sellers are not able to so obtain a Senior Secured Debt Facility (in the same principal amount as that proposed to Buyer) within such [***] ([***]) day period, the rights provided under this Section 5.16 shall be deemed to be revived and Sellers shall not seek to obtain the Senior Secured Debt Facility from any Person (regardless of whether on the same or different terms and conditions as set forth in the original ROFO Notice) unless the SSDF Option is first re-offered to Buyer in accordance with this Section 5.16. Within [***] ([***]) Business Days after the effectiveness of the commitments for a Senior Secured Debt Facility pursuant to this Section 5.16, Sellers shall provide to Buyer (i) a written notice identifying each lender committing to a portion of the Senior Secured Debt Facility and each such lender’s portion (in U.S. dollars) of the Senior Secured Debt Facility and (ii) copies of the definitive documentation for the Senior Secured Debt Facility.

Section 5.17Public Disclosures. Except for a press release previously approved in form and substance by Sellers and Buyer or any other public announcement using substantially the same text as such press release, neither Buyer nor Sellers shall, and each Party hereto shall cause its respective Representatives, controlled Affiliates and controlled Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement, or the subject matter or any terms hereof (including the identity of any of the Parties hereto), without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (i) Sellers (in the case of any such press release, public announcement or public disclosure by Buyer) or (ii) Buyer (in the case of any such press release, public announcement or public disclosure by a Seller), except as may be required by applicable law or stock exchange rule (in which case the Party hereto required to make the press release or other public announcement or disclosure shall (x) allow the other

Parties hereto reasonable time to comment on (and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of) such press release or other public announcement or disclosure in advance of the issuance or making thereof and (y) if such press release, public announcement or disclosure involves a public disclosure of a copy of this Agreement or any exhibit or schedule hereto, the Party hereto making such disclosure shall first redact from such copy of this Agreement or such exhibit or schedule, as the case may be, such portions as reasonably requested by the other Parties hereto before making such public disclosure; provided that such redactions are consistent with applicable law, regulation or stock exchange rule).

Section 5.18Minimum Cash Deposit Account.

(a)Sellers shall at all times maintain in the Controlled Account an amount of unrestricted cash, cash equivalents and liquid funds of at least $[***], free and clear of all Liens other than Permitted Liens of the types described in clauses (d) and (i) of the definition thereof; provided, however, that if the amount of unrestricted cash, cash equivalents and liquid funds in the Controlled Account is at any time less than $[***] but greater than $[***], the Sellers shall have [***] ([***]) Business Days after becoming aware of such shortfall to cause the amount of unrestricted cash, cash equivalents and liquid funds in the Controlled Account to equal at least $[***]. “Controlled Account” means a “deposit account” (as defined in Article 9 of the UCC) of Albireo Pharma that is maintained at Silicon Valley Bank in the United States and subject to the Control Agreement.

(b)Sellers shall [***] notify Buyer (i) if the amount of unrestricted cash, cash equivalents and liquid funds in the Controlled Account is at any time less than $[***], and (ii) after any such shortfall is remedied by the deposit of additional amounts of unrestricted cash, cash equivalents and liquid funds into the Controlled Account. In addition, Sellers shall instruct Silicon Valley Bank to provide Buyer with access to Silicon Valley Bank’s online services in respect of the Controlled Account such that Buyer has the ability at all times to monitor the balance in the Controlled Account.

Section 5.19Additional Subsidiaries. In the event a Seller creates, forms or acquires additional Subsidiaries on or after the date hereof, Sellers agree to promptly notify Buyer of such new Subsidiary, such notice to include (a) a description in reasonable detail of the assets held by such Subsidiary and the operations conducted by such Subsidiary (and any contemplated changes thereto) and (b) a certification by Sellers that such Subsidiary and the Sellers are in compliance with the provisions set forth in this Agreement (including Section 5.12(c)).

Section 5.20Subsidiary Guarantors. Sellers may, from time to time, elect by written notification to Buyer to cause any Subsidiary of a Seller (any such Subsidiary, a “Subsidiary Guarantor”) to provide a customary guarantee of the obligations of Sellers under this Agreement. In the event that Sellers so elect to add a Subsidiary Guarantor, then as promptly as practicable following Sellers’ written notification to Buyer of such election (a) Sellers, such Subsidiary Guarantor and Buyer shall enter into a guarantee agreement in form and substance reasonably satisfactory to Buyer (“Guarantee Agreement”), (b) Sellers and such Subsidiary Guarantor shall deliver to Buyer, concurrently with the execution of the Guarantee Agreement, legal opinions from New York counsel and from local counsel in the jurisdiction in which such Subsidiary

Guarantor is organized, in each case in form and substance reasonably satisfactory to Buyer, (c) such Subsidiary Guarantor shall deliver to Buyer, concurrently with the execution of the Guarantee Agreement, a certificate of an officer of such Subsidiary Guarantor, in form and substance reasonably satisfactory to Buyer, certifying as to (i) such Subsidiary Guarantor’s organizational documents, (ii) the attached thereto copies of resolutions adopted by such Subsidiary Guarantor authorizing the execution and delivery by such Subsidiary Guarantor of the Guarantee Agreement and the performance by such Subsidiary Guarantor of the obligations contemplated thereby and (iii) the incumbency and signature of each officer of such Subsidiary Guarantor executing the Guarantee Agreement and (d) such other documentation as shall be reasonably requested by Buyer in connection with the Guarantee Agreement.

ARTICLE 6

INDEMNIFICATION

Section 6.1General Indemnity. From and after the Closing Date:

(a)Sellers hereby agree to indemnify, defend and hold harmless Buyer and its Affiliates and the respective directors, managers, partners, trustees, officers, agents and employees of Buyer and of its Affiliates (collectively, the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by Buyer Indemnified Parties (in each case whether or not brought by a Third Party) to the extent arising out of or resulting from [***].

(b)Buyer hereby agrees to indemnify, defend and hold harmless Sellers and their respective Affiliates and the respective directors, officers, agents and employees of Sellers and their respective Affiliates (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by Seller Indemnified Parties to the extent arising out of or resulting from [***].

Section 6.2Claims Procedures.

(a)If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 6, the Indemnified Party shall so notify the other Party from whom indemnification is sought under this Article 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Person other than a Seller, Buyer, any Affiliate of a Seller or any Affiliate of Buyer with respect to which an Indemnified Party intends to claim any Loss under this Article 6 (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and tender to the Indemnifying Party the defense of such Third Party Claim. A failure by an Indemnified Party to give notice and to tender the defense of such Third Party Claim in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this Article 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

(b)The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Party pursuant to Section 6.2(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Party within [***] ([***]) days after the Indemnified Party has given notice of the Third Party Claim under Section 6.2(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal action, suit, investigation or proceeding.

(c)The Indemnifying Party will not consent to the entry of any Judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless such Judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the general release of all Indemnified Parties and their Affiliates from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates.

(d)If the Indemnifying Party does not deliver the notice contemplated by Section 6.2(b) within [***] ([***]) days after the Indemnified Party has given notice of the Third Party Claim pursuant to Section 6.2(a), or otherwise at any time fails to conduct the defense of the Third Party Claim diligently, the Indemnified Party may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate following consultation with the Indemnifying Party in connection therewith. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 6.2(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any Judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided that the Indemnifying Party will not be bound by the entry of any such Judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.3Limitations on Liability; Time for Claims.

(a)Except for claims arising from a breach of confidentiality obligations under Article 7 or in cases of fraud, gross negligence or willful misconduct, [***]. In connection with the foregoing, the Parties acknowledge and agree that (i) Buyer’s damages, if any, for any such action or claim will typically include [***], and (ii) Buyer shall be entitled to make claims for all such missing, delayed or diminished Royalty Payments as Losses hereunder, [***].

(b)Notwithstanding anything to the contrary herein, (i) Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 6.1(a)(i) will not exceed [***]; and (ii) Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 6.1(b)(i) will not exceed [***].

(c)No claim may be made or suit instituted seeking indemnification pursuant to the provisions of Section 6.1(a)(i) or Section 6.1(b)(i) unless a written notice is provided to Sellers or Buyer, as applicable, prior to the date that is [***] ([***]) years following the Closing Date.

Section 6.4Exclusive Remedy. The Parties acknowledge and agree that after the Closing, the indemnification provisions of this Article 6 shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements by any Party contained in this Agreement or any agreement, certificate or document signed and delivered by any Party in connection with this Agreement (other than [***]).

ARTICLE 7

CONFIDENTIALITY

Section 7.1Confidentiality. Except as (i) provided in this Article 7 or (ii) otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Agreement and for [***] ([***]) years thereafter, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of any other Party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

Section 7.2Authorized Disclosure.

(a)Either Party may disclose any other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)prosecuting or defending litigation;

(ii)complying with applicable laws and regulations (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and regulations promulgated by securities exchanges);

(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)for regulatory, Tax or customs purposes;

(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use substantially similar to those imposed upon the Parties hereunder (with appropriate variations to reflect the role of the auditor and the nature of the audit activities to be undertaken) prior to any such disclosure;

(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by customary contractual or professional obligations of confidentiality and non-use prior to any such disclosure;

(vii)upon the prior written consent of the Disclosing Party;

(viii)disclosure to its actual and potential investors, and other actual and potential sources of funding, including debt financing, and actual and potential partners, collaborators and acquirers, and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customarily required in connection with such investment, financing transaction, partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(ix)as is necessary in connection with a permitted assignment pursuant to Section 9.4.

(b)For the avoidance of doubt, the existence and terms of this Agreement shall be deemed to be Confidential Information of all Parties. Nothing provided herein limits any Party’s use or disclosure of its own Confidential Information if such Confidential Information is not also Confidential Information of another Party.

(c)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of any Disclosing Party’s Confidential Information pursuant to Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(a)(iii) or Section 7.2(a)(iv), it will (A) give reasonable advance notice to each Disclosing Party of such disclosure (including providing a draft of the proposed disclosure reasonably in advance of disclosure to the extent permitted by applicable law), (B) allow each Disclosing Party reasonable time to comment on such disclosure and, if applicable, reasonably direct the Receiving Party to seek confidential treatment in respect of portions of such disclosure, (C) consider in good faith each Disclosing Party’s reasonable comments to such disclosure, (D) use commercially reasonable efforts to secure confidential treatment of such information and (E) if such disclosure involves a public disclosure of a copy of this Agreement or any exhibit or schedule hereto, the Party hereto making such disclosure shall first redact from such copy of this Agreement or such exhibit or schedule, as the case may be, such portions as reasonably requested by the other Parties hereto before making such public disclosure; provided that such redactions are consistent with applicable law, regulation or stock exchange rule. Notwithstanding anything in this Agreement to the contrary, Buyer will not be required to give any party hereto any advance notice of the type described in the immediately preceding sentence, nor be required to comply with any of the other provisions of the immediately preceding sentence, if such disclosure by Buyer is made pursuant to Section 7.2(a)(iv) in connection with a routine examination by a regulatory or supervisory authority having jurisdiction over Buyer. In any event, Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

(d)Notwithstanding anything in this Agreement to the contrary, Buyer may (i) include disclosure of (A) the Purchase Price, (B) the amount and nature of the Revenue Participation Right, the Put/Call Payment Amount and the True Up Payments, (C) the anticipated timing of the occurrence of the Royalty Termination Date, (D) any exercise or planned exercise by Seller of the call option described in Section 2.3(a), (E) any occurrence of a Put Option Event or Bankruptcy Event of Default, and (F) Seller’s remaining obligations to Buyer under this Agreement in the footnotes to Buyer’s audited annual financial statements, to the extent so required by Buyer’s independent accountants, or including comparable disclosure in Buyer’s unaudited quarterly financial statements, and (ii) provide copies of such audited annual and unaudited quarterly financial statements to Buyer’s actual or potential lenders or direct or indirect beneficial owners, as long as such lenders or beneficial owners have agreed to be bound by customary obligations of confidentiality and non-use prior to any such disclosure.

(e)As of the date hereof, the Existing Confidentiality Agreement is hereby terminated without further force and effect (including any provisions of the Existing Confidentiality Agreement that by the terms thereof would have otherwise survived the termination of the Existing Confidentiality Agreement), superseded by this Article 7 of this Agreement and all obligations between the Parties relating to confidentiality shall be governed by this Article 7 of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1Mutual Termination. This Agreement may be terminated by mutual written agreement of Buyer and Sellers.

Section 8.2Automatic Termination. Unless earlier terminated as provided in Section 8.1, this Agreement shall continue in full force and effect until such time as Sellers are no longer obligated to make any Royalty Payments, True Up Payments or payment of the Put/Call Payment Amount under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination. Upon the occurrence of the effective date of termination of this Agreement, Buyer shall release and cooperate with Sellers to release any financing statements and all security interests contemplated by Section 2.1(b) (and execute and deliver any termination or release documents in connection therewith as shall be reasonably requested by Sellers) and all rights, title and interests, in, to and under the Sold Assets shall revert to Sellers.

Section 8.3Survival. Notwithstanding anything to the contrary in this Article 8, the following provisions (and related definitions) shall survive termination of this Agreement: Section 2.3 (Buyout) (solely with respect to amounts accrued prior to expiration or termination but not paid), Section 5.2 (Royalty Payments; Revenue Participation and Royalty Payment Details) (solely with respect to amounts accrued prior to expiration or termination but not paid), Section 5.3 (Inspections and Audits of Sellers); provided that Section 5.3 shall terminate on the [***] anniversary of the effective date of termination of this Agreement, Section 5.12(e) (Specified Transactions) (solely with respect to amounts accrued prior to expiration or termination but not paid), Article 6 (Indemnification), Article 7 (Confidentiality) (for the time period specified in Section 7.1), this Section 8.3 (Survival) and Article 9 (Miscellaneous). Termination of the Agreement shall not relieve any Party of liability in respect of breaches under this Agreement by any Party on or prior to termination.

ARTICLE 9

MISCELLANEOUS

Section 9.1Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement, and the descriptive headings of the Annexes, Exhibits and Schedules to this Agreement, are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.2Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, an internationally recognized courier service or personal delivery to the following addresses (and, solely in the case of Section 2.3, Section 5.2(c) and Section 5.12(e), orally by telephone at the telephone number of Sellers designated in writing from time to time by Sellers to Buyer), or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 9.2:

If to Sellers, to them at:

c/o Albireo Pharma, Inc.
53 State Street, 19th Floor

Boston, MA 02109
Attention: General Counsel
Email: [***]

If to Buyer, to it at:

Sagard

161 Bay Street, Suite 5000

Toronto, ON M5J 2S1

Canada

Attention: General Counsel

E-mail: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account or (c) when received, if sent by internationally recognized courier service. Notwithstanding anything to the contrary in this Section 9.2, (i) all notices and communications under Section 6.2(a) and Section 6.2(b) shall be sent by an internationally recognized courier or by personal delivery and (ii) all service of legal process shall be sent by an internationally recognized courier, by personal delivery or in any other manner permitted by applicable law.

Section 9.3Expenses. All fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the Party hereto incurring such fees, costs and expenses.

Section 9.4Assignment; Register.

(a)Following the Closing, no Seller may assign, pledge or otherwise transfer, in whole or in part, this Agreement or any of such Seller’s rights, interests or obligations hereunder without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as permitted under Section 5.12(e) (it being understood and agreed, for the avoidance of doubt, that even if a Seller has fully complied with the provisions of Sections 5.12(c) and 5.12(e), as applicable, the provisions of Sections 2.3(b) and 2.3(c) shall continue to apply). Following the Closing, Buyer may, without the consent of Sellers, assign, pledge or otherwise transfer, in whole or in part, this Agreement or any of Buyer’s rights, interests or obligations hereunder to any Person, including to any Third Party or to one or more of its Affiliates; provided that, (a) if any obligations of Buyer to Sellers under this Agreement are assigned to such Person, Buyer shall cause such Person to deliver a writing to Sellers in which such Person assumes such assigned obligations, (b) such Person shall be a “United States person” within the meaning of Section 7701(a)(30) of the Code, and shall deliver to Sellers a validly executed Internal Revenue Service Form W-9 at or prior to the effective time of such assignment establishing a complete exemption from U.S. federal withholding tax (including backup withholding) and (c) the consummation of such assignment, pledge or other transfer shall be at no out-of-pocket cost to Sellers (other than the cost of Sellers’ outside legal counsel, if any). Notwithstanding anything to the contrary herein, Buyer may not assign, pledge or otherwise transfer this Agreement without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed) to any Person whose primary business is Commercializing a product for the treatment of any indication to the extent such indication is included in any Marketing Approval of the Product or is the subject of an ongoing or planned clinical trial in respect of the Product that has been disclosed to Buyer in any Update Report. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.4 shall be null and void.

(b)Albireo Pharma (and, if applicable, an assignee of Albireo Pharma under this Agreement) shall maintain at one of its offices in the United States a copy of each assignment by Buyer delivered to Sellers and a register for the recordation of the name and address of Buyer and each assignee of Buyer under this Agreement and, for U.S. federal income tax purposes, principal amounts (and any stated interest) owing to Buyer and each assignee of Buyer pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Sellers, Buyer and each assignee of Buyer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof in the same manner as a Buyer hereunder for all purposes of this Agreement. The Register shall be available for inspection by Sellers, Buyer and any assignee of Buyer, at any reasonable time and from time to time upon reasonable prior written notice.

Section 9.5Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by Sellers and Buyer. Any provision of this Agreement may be waived only in a writing signed by the Party granting such waiver.

(b)No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing among the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.6Entire Agreement. This Agreement, the Annexes and Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding among the Parties with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 9.7No Third Party Beneficiaries. This Agreement is for the sole benefit of Sellers and Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third-party beneficiaries of the benefits provided for in Section 6.1.

Section 9.8Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.9Jurisdiction; Venue; Jury Trial Waiver.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY OF THE FOREGOING COURTS (SUCH COURTS, COLLECTIVELY, THE “NEW YORK COURTS”), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND BUYER AND SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK COURT. BUYER AND SELLERS HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. BUYER AND EACH SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK COURTS. BUYER AND SELLERS AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON BUYER OR SELLERS IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.2 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY SUCH NEW YORK COURT. BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C)EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Section 9.10Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then the Parties shall replace such term or provision with a new term or provision permitted by applicable law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.11Specific Performance. Each of the Parties acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any New York Court in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

Section 9.12Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed” and “signature” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the UCC.

Section 9.13Relationship of the Parties. The relationship between Buyer, on the one hand, and Sellers, on the other hand, is solely that of purchaser and sellers, respectively, and (i) Buyer does not have any fiduciary or other special relationship with Sellers or any of their Affiliates and (ii) Sellers do not have any fiduciary or other special relationship with Buyer or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute Buyer and Sellers as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. Buyer and Sellers agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 9.14Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the Parties specified in this Agreement is not exclusive, and, subject to the terms of this Agreement, the Parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

ALBIREO PHARMA, INC.
By:	/s/ Simon Harford
Name:	Simon Harford
Title:	Chief Financial Officer and Treasurer

SELLER

ALBIREO AB
By:	/s/ Jan Mattsson
Name:	Jan Mattsson
Title:	Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BUYER

SAGARD HEALTHCARE PARTNERS (DELAWARE) LP
By:	/s/ Sacha Haque
Name:	Sacha Haque
Title:	General Counsel and Secretary

By:	/s/ Jason Sneah
Name:	Jason Sneah
Title:	Manager

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A
TO PURCHASE AND SALE AGREEMENT

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT made as of September 22, 2022, by and among ALBIREO PHARMA, INC., a Delaware corporation, ALBIREO AB, a company incorporated under the laws of Sweden with registration number [***] (each of Albireo Pharma, Inc. and Albireo AB, a “Seller” and, collectively, the “Sellers”), and SAGARD HEALTHCARE PARTNERS (DELAWARE) LP, a Delaware limited partnership (“Buyer”).

WHEREAS, Sellers and Buyer have entered into that certain Purchase and Sale Agreement, dated as of September 22, 2022 (the “Purchase Agreement”), pursuant to which, among other things, Sellers have agreed to sell, transfer, assign and convey to Buyer all of Sellers’ right, title and interest in and to the Sold Assets. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and in the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

Section 1.Sale and Assignment. Upon the terms of and subject to the conditions of the Purchase Agreement, Sellers hereby sell, transfer, assign and convey to Buyer all of Sellers’ right, title and interest in and to the Sold Assets.

Section 2.Acceptance. Buyer hereby accepts such right, title and interest in and to the Sold Assets. Notwithstanding any provision herein to the contrary, Buyer is not assuming any liability or obligation of Sellers of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 3.Other. This Bill of Sale and Assignment (i) is made pursuant to, and is subject to the terms of, the Purchase Agreement and (ii) shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns in accordance with the terms of the Purchase Agreement. This Bill of Sale and Assignment is for the sole benefit of the parties hereto and their respective permitted successors and assigns and not for the benefit of any third party.

Section 4.Governing Law. This Bill of Sale and Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 5.Counterparts. This Bill of Sale and Assignment may be executed in any number of counterparts and by the parties hereto in separate

A-1

counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed” and “signature” and words of like import in this Bill of Sale and Assignment shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the UCC.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment to be executed by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

ALBIREO PHARMA, INC.
By:
Name: Simon Harford
Title: Chief Financial Officer and Treasurer

SELLER:

ALBIREO AB

By:
Name: Jan Mattsson
Title: Authorized Signatory

[Signature Page to Bill of Sale and Assignment]

BUYER:

SAGARD HEALTHCARE PARTNERS (DELAWARE) LP
By:
Name:
Title:

[Signature Page to Bill of Sale and Assignment]

[Disclosure Schedules to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Albireo Pharma, Inc. undertakes to provide a copy of the omitted schedules to the Securities and Exchange Commission or its staff upon request.]

[Annexes 1- 4 to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Albireo Pharma, Inc. undertakes to provide a copy of the omitted exhibits to the Securities and Exchange Commission or its staff upon request.]